UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.         )

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☐	Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.14a-12

POLYCOM, INC.

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

May 27, 2008

To Polycom Stockholders:

Notice is hereby given that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Polycom, Inc., a Delaware corporation, will be held on Tuesday, May 27, 2008, at 10:00 a.m., Pacific time, at Polycom’s principal executive offices located at 4750 Willow Road, Pleasanton, California 94588, for the following purposes:

1.	To elect nine directors to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The preceding items of business are more fully described in the proxy statement accompanying this Notice. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. Only stockholders of record at the close of business on April 4, 2008, are entitled to notice of and to vote at the Annual Meeting. This notice of annual meeting, the proxy statement and accompanying form of proxy card are being distributed to stockholders on or about April 24, 2008.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2008 Annual Meeting and Procedural Matters” and the instructions on the enclosed proxy card.

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder previously signed and returned a proxy card or voted on the Internet or by telephone.

Thank you for your ongoing support of Polycom.

By Order of the Board of Directors of Polycom, Inc.

Robert C. Hagerty
Chairman of the Board of Directors, Chief Executive Officer and President

PROXY STATEMENT

FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

Page
QUESTIONS AND ANSWERS ABOUT THE 2008 ANNUAL MEETING AND PROCEDURAL MATTERS	1

Why am I receiving these materials?	1

Can I attend the Annual Meeting?	1

Who is entitled to vote at the Annual Meeting?	1

What is the difference between holding shares as a stockholder of record or as a beneficial owner?	2

How can I vote my shares in person at the Annual Meeting?	2

How can I vote my shares without attending the Annual Meeting?	2

How many shares must be present or represented to conduct business at the Annual Meeting?	3

What proposals will be voted on at the Annual Meeting?	3

What is the voting requirement to approve each of the proposals?	3

How are votes counted?	3

How does the Board of Directors recommend that I vote?	4

What happens if additional matters are presented at the Annual Meeting?	4

Can I change my vote?	4

What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?	4

What should I do if I receive more than one set of voting materials?	5

Is my vote confidential?	5

Who will serve as inspector of election?	5

Where can I find the voting results of the Annual Meeting?	5

Who will bear the cost of soliciting votes for the Annual Meeting?	5

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	5

How may I obtain a separate set of proxy materials or the 2007 Annual Report?	6

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE S TOCKHOLDER MEETING TO BE HELD ON MAY 27, 2008	6

PROPOSAL ONE—ELECTION OF DIRECTORS	7

General	7

Information Regarding the Nominees	7

i

ii

POLYCOM, INC.

4750 Willow Road

Pleasanton, California 94588

PROXY STATEMENT

FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE 2008 ANNUAL MEETING

AND PROCEDURAL MATTERS

Q:	Why am I receiving these materials?

A:	The Board of Directors of Polycom, Inc. is providing the notice of annual meeting, this proxy statement and the accompanying form of proxy card to you in connection with the solicitation of proxies for use at Polycom’s 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held Tuesday, May 27, 2008 (the “Annual Meeting Date”), at 10:00 a.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this proxy statement. These proxy materials and Polycom’s 2007 Annual Report are being distributed to you on or about April 24, 2008.

The Annual Meeting will be held at Polycom’s principal executive offices located at 4750 Willow Road, Pleasanton, California 94588. The telephone number at that location is (925) 924-6000.

As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of April 4, 2008 (the “Record Date”). You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 10:00 a.m., Pacific time and you should leave ample time for the check-in procedures. Stockholders may request directions to our principal executive offices in order to attend the Annual Meeting by calling (925) 924-5907.

Q:	Who is entitled to vote at the Annual Meeting?

A:	If you own common stock—You may vote your shares of Polycom common stock if our records show that you owned your shares at the close of business on the Record Date. At the close of business on the Record Date, there were 87,487,874 shares of Polycom common stock outstanding and entitled to vote at the Annual Meeting. You may cast one vote for each share of common stock held by you as of the Record Date on all matters presented.

If you own exchangeable shares—In connection with our April 2001 acquisition of Circa Communications Ltd., a Canadian company (“Circa”), we caused to be issued 1,087,434 shares (the “exchangeable shares”) of Polycom Nova Scotia Ltd., a subsidiary of Polycom, in exchange for all of the outstanding shares of capital stock of Circa. The exchangeable shares are exchangeable for shares of Polycom common stock on a one-for-one basis. In order to provide the holders of the exchangeable shares the ability to vote on matters that may be voted on by Polycom’s stockholders during the period prior to when they exchange their exchangeable shares for shares of Polycom common stock, we have issued one share of preferred stock, designated as special voting stock, which is issued and outstanding as of the Record Date. Each of the current holders of exchangeable shares holds a fractional interest in the special voting stock, which entitles them to a number of votes at the Annual Meeting equal to the number of exchangeable shares they hold. Therefore, each holder of a fractional interest in the special voting stock entitled to vote at the Annual Meeting is entitled to one vote for each exchangeable share held by that holder as of the Record Date. As of the Record Date, 94,400 exchangeable shares were issued and outstanding; therefore, through their interests in the special voting stock, the holders of exchangeable shares may cast an aggregate of 94,400 votes at the Annual Meeting.

As of the Record Date, holders of common stock and holders of exchangeable shares are eligible to cast an aggregate of 87,582,274 votes at the Annual Meeting.

Q:	What is the difference between holding shares as a stockholder of record or as a beneficial owner?

A:	If your shares are registered directly in your name with Polycom’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record,” and these proxy materials are being sent directly to you by Polycom. As the stockholder of record, you have the right to grant your voting proxy directly to Polycom or to a third party, or to vote in person at the Annual Meeting. Polycom has enclosed a proxy card for you to use.

If your shares are held by a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name”, and these proxy materials are being forwarded to you together with voting instructions on behalf of your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are also invited to attend the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted even if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By mail—Stockholders of record of Polycom common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Polycom stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

By Internet—Stockholders of record of Polycom common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:59 p.m., Eastern time, on May 26, 2008. Most Polycom stockholders who hold shares beneficially in street name may vote by accessing the web site specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for Internet voting availability.

By telephone—Stockholders of record of Polycom common stock who live in the United States or Canada may submit proxies by following the “Vote by Telephone” instructions on their proxy cards until 11:59 p.m., Eastern time, on May 26, 2008. Most Polycom stockholders who hold shares beneficially in street name may vote by phone by calling the number specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for telephone voting availability.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if (1) they are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What proposals will be voted on at the Annual Meeting?

A:	The proposals scheduled to be voted on at the Annual Meeting are:

•	The election of nine directors to serve for the ensuing year and until their successors are duly elected and qualified; and

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Q:	What is the voting requirement to approve each of the proposals?

A:	A plurality of the votes cast is required for the election of directors.

The affirmative vote of a majority of votes cast is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Q:	How are votes counted?

A:	You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director. The nine nominees for director receiving the highest number of affirmative votes will be elected as directors. Therefore, abstentions or broker non-votes will not affect the outcome of the election.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions are deemed to be votes cast and have the same effect as a vote against these proposals. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” the nine nominees for election as directors; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Q:	What happens if additional matters are presented at the Annual Meeting?

A.	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Robert C. Hagerty and Michael R. Kourey, or either of them, will have discretion to vote on those matters in accordance with their best judgment. Polycom does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are the stockholder of record, you may change your vote (1) by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) by providing a written notice of revocation to Polycom’s Corporate Secretary at Polycom, Inc., 4750 Willow Road, Pleasanton, CA 94588 prior to your shares being voted, or (3) by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?

A:	Subject to any rules your broker, trustee or nominee may have, you may attend the Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

If a broker, trustee or nominee beneficially holds your shares in street name and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Polycom proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Polycom or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Polycom management.

Q:	Who will serve as inspector of election?

A:	The inspector of election shall be Computershare Trust Company, N.A.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in our quarterly report on Form 10-Q for the fiscal quarter ending on June 30, 2008.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Polycom will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained The Proxy Advisory Group LLC to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners for an estimated fee of $7,500 plus reasonable out-of-pocket expenses.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings.

For inclusion in Polycom’s proxy materials—Stockholders may present proper proposals for inclusion in Polycom’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Polycom’s Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2009 annual meeting of stockholders, stockholder proposals must be received by Polycom’s Corporate Secretary no later than December 25, 2008, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before annual meeting—In addition, Polycom’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Corporate Governance and Nominating Committee or (3) any stockholder entitled to vote who has delivered written notice to Polycom’s Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Polycom’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors or (3) properly brought before the meeting by a stockholder who has delivered written notice to Polycom’s Corporate Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Deadline” is defined as that date which is 120 days prior to the one year anniversary of the date on which Polycom released its proxy materials to stockholders in connection with the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2009 annual meeting of stockholders is December 25, 2008.

If a stockholder who has notified Polycom of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Polycom need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to Polycom’s Corporate Secretary at our principal executive offices. All notices of proposals by stockholders, whether or not included in Polycom’s proxy materials, should be sent to Polycom’s Corporate Secretary at our principal executive offices.

Q:	How may I obtain a separate set of proxy materials or the 2007 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of our proxy materials and 2007 Annual Report. Stockholders who do not receive a separate copy of our proxy materials and 2007 Annual Report and want to receive a separate copy may request to receive a separate copy of, or stockholders may request additional copies of, our proxy materials and 2007 Annual Report by calling (925) 924-5907 or by writing to Polycom, Inc., 4750 Willow Road, Pleasanton, CA 94588, Attention: Investor Relations. Stockholders who share an address and receive multiple copies of our proxy materials and 2007 Annual Report can also request to receive a single copy following the instructions above.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 27, 2008.

The proxy statement and annual report to stockholders are available at www.polycom.com/2008proxy.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Polycom’s Board of Directors currently has nine authorized directors. The Board of Directors has selected nine nominees for election to Polycom’s Board of Directors, all of whom have been recommended for nomination by the Corporate Governance and Nominating Committee of the Board of Directors and all of whom, with the exception of Kevin J. Kennedy, are currently serving as directors of Polycom. All nominees, except for D. Scott Mercer and Kevin J. Kennedy, were elected by the stockholders at last year’s annual meeting. In fiscal year 2007, the Corporate Governance and Nominating Committee conducted a candidate search, through which process Mr. Hagerty recommended Mr. Mercer to the Committee as a candidate for the Board of Directors. After conducting its evaluation, including interviews with Mr. Mercer, the Corporate Governance and Nominating Committee recommended his appointment to the Board of Directors. In fiscal year 2008, the Corporate Governance and Nominating Committee conducted a candidate search and identified Mr. Kennedy as a candidate for the Board of Directors. After conducting its evaluation, including interviews with Mr. Kennedy, the Corporate Governance and Nominating Committee has recommended to the Board of Directors that Mr. Kennedy be appointed to the Board of Directors, which appointment is expected to occur at the next meeting of the Board of Directors in May 2008. The Board is further expected at its May 2008 meeting to approve an amendment to the bylaws, effective as of such date, to increase the authorized number of directors to ten and to approve a subsequent amendment to the bylaws, to be effective immediately following the Annual Meeting, to reduce the authorized number of directors back to nine. Mr. Kennedy will replace Durk I. Jager, who is not standing for re-election.

Each director holds office until the next annual meeting of stockholders or until that director’s successor is duly elected and qualified. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Corporate Governance and Nominating Committee and designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. Your proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

Information Regarding the Nominees

The names of the nominees for director, their ages, their positions with Polycom and other biographical information as of April 2, 2008, are set forth below. There are no family relationships among any of Polycom’s directors or executive officers.

Name	Age	Position
Robert C. Hagerty	56	Chairman of the Board of Directors, Chief Executive Officer and President
Michael R. Kourey	48	Senior Vice President, Finance and Administration, Chief Financial Officer, and Director
Betsy S. Atkins (2)(3)	52	Director
David G. DeWalt (2)(4)	43	Director
John A. Kelley, Jr. (1)(3)	58	Director
Kevin J. Kennedy	52	Nominee for Director
D. Scott Mercer (1)	57	Director
William A. Owens (1)(4)(5)	67	Director
Kevin T. Parker (1)(4)	48	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Corporate Governance and Nominating Committee
(4)	Member of Strategy Committee
(5)	Lead Independent Director

Effective as of the Annual Meeting, Mr. DeWalt will assume the role of Lead Independent Director and the composition of certain committees of the Board of Directors will change as described in “Corporate Governance—Board Meetings.”

Robert C. Hagerty joined Polycom in January 1997 as President and Chief Operating Officer and as a member of the Board of Directors. In July 1998, Mr. Hagerty was named Chief Executive Officer. In March 2000, Mr. Hagerty was named Chairman of the Board of Directors. Prior to joining Polycom, Mr. Hagerty served as President of Stylus Assets, Ltd. He also held several key management positions with Logitech, Inc., including Operating Committee Member to the Office of the President, and Senior Vice President/General Manager of Logitech’s retail division and worldwide operations. In addition, Mr. Hagerty’s career history includes positions as Vice President, High Performance Products for Conner Peripherals and key management positions at Signal Corporation and Digital Equipment Corporation. Mr. Hagerty currently serves as a member of the Board of Directors of Palm, Inc. Mr. Hagerty holds a B.S. in Operations Research and Industrial Engineering from the University of Massachusetts, and an M.A. in Management from St. Mary’s College of California.

Michael R. Kourey has been a member of the Board of Directors since January 1999. Mr. Kourey has served as our Senior Vice President, Finance and Administration, since January 1999 and as our Chief Financial Officer since January 1995. He also served as Vice President, Finance and Administration from January 1995 to January 1999, Vice President, Finance and Operations from July 1991 to January 1995, Secretary from June 1993 to May 2003, and Treasurer from May 2003 to May 2004. Prior to joining us, he was Vice President, Operations of Verilink Corporation. Mr. Kourey currently serves as a member of the Board of Directors of Aruba Networks, Inc. and Riverbed Technology, Inc. and serves on the Advisory Board of the Business School at Santa Clara University. Mr. Kourey holds a B.S. in Managerial Economics from the University of California, Davis, and an M.B.A. from Santa Clara University.

Betsy S. Atkins has been a director of Polycom since April 1999. Ms. Atkins is the Chief Executive Officer of Baja Corporation LLC, an early stage venture capital company investing in technology and life sciences. Ms. Atkins served as Chairman and Chief Executive Officer of NCI, Inc. from 1990 to 1993. Ms. Atkins was a founder and director of Ascend Communications, Inc., and from 1989 to 1999, she was its Vice President of Marketing and Sales. Ms. Atkins is also a director of Chico’s FAS, Inc., Reynolds American Inc., SunPower Corporation and a number of private companies, including The NASDAQ Stock Market Exchange LLC. Ms. Atkins was a Presidential Appointee to the Pension Benefit Guaranty Trust Corp. and is a Trustee of Florida International University. Ms. Atkins holds a B.A. from the University of Massachusetts.

David G. DeWalt has been a director of Polycom since November 2005. Mr. DeWalt currently serves as Chief Executive Officer and President of McAfee, Inc., a provider of antivirus software and intrusion prevention solutions. From December 2003 to March 2007, Mr. DeWalt held various positions at EMC Corporation, a developer and provider of information infrastructure technology and solutions, including as Executive Vice President, EMC Software Group and the President of EMC’s Documentum and Legato Software divisions. Prior to joining EMC, Mr. DeWalt served as President and Chief Executive Officer of Documentum, Inc. from July 2001 to December 2003, Executive Vice President and Chief Operating Officer of Documentum from October 2000 to July 2001, and Executive Vice President and General Manager, eBusiness Unit, of Documentum from August 1999 to October 2000. Prior to joining Documentum in 1999, Mr. DeWalt was the Founding Principal and Vice President of Eventus Software from August 1997 to December 1998. Following the 1998 acquisition of Eventus by Segue Software, Mr. DeWalt served as Segue’s Vice President, North American sales. Mr. DeWalt holds a B.S. in Computer Science and Electrical Engineering from The University of Delaware.

John A. Kelley, Jr. has been a director of Polycom since March 2000. Mr. Kelley most recently served as the Chairman, President and Chief Executive Officer of McDATA Corporation, a provider of storage networking and data infrastructure solutions. McDATA was acquired by Brocade Communications Systems, Inc., a data infrastructure company, in January 2007. Mr. Kelley started at McDATA as President and Chief Operating Officer in August 2001. Prior to joining McDATA, Mr. Kelley served as Executive Vice President of Networks at Qwest Communications from August 2000 to December 2000. He served as President of Wholesale Markets for U.S. West from May 1998 to July 2000. From 1995 to April 1998, Mr. Kelley served as Vice President and General Manager of Large Business and Government Accounts and President of Federal Services for U.S. West. Prior to joining U.S. West, Mr. Kelley was the Area President for Mead Corporation’s Zellerbach Southwest Business Unit from 1991 to 1995, and has held senior positions at Xerox and NBI. Mr. Kelley is also a director of a private company and of Colorado Women’s Vision Foundation and Mt. St. Vincent, not-for-profit organizations. Mr. Kelley holds a B.S. in business management from the University of Missouri, St. Louis.

Kevin J. Kennedy is a new nominee to the Polycom Board of Directors. Mr. Kennedy joined JDS Uniphase Corporation, a manufacturer of fiberoptic products primarily for the telecommunication, data communication, and cable television industries, as Chief Executive Officer in September 2003 and has been a member of its board of directors since November 2001. From August 2001 to September 2003, Mr. Kennedy was the Chief Operating Officer of Openwave Systems, Inc. Prior to joining Openwave Systems, Mr. Kennedy served seven years at Cisco Systems, Inc. and seventeen years at Bell Laboratories. In addition to JDS Uniphase, Mr. Kennedy is also a director of KLA-Tencor Corporation and Rambus Inc. Rambus has announced that Mr. Kennedy has decided to step down from the Rambus board of directors effective July 1, 2008 unless a replacement board member is named earlier. Mr. Kennedy holds a B.S. in engineering from Lehigh University in Pennsylvania and an M.S. and Ph.D. from Rutgers University.

D. Scott Mercer has been a director of Polycom since November 2007. Mr. Mercer has served as the Chairman of the Board of Directors of Adaptec, Inc., a provider of software and hardware-based storage solutions, since September 2006 and served as Interim Chief Executive Officer of Adaptec from May 2005 through November 2005. Mr. Mercer also served as a Senior Vice President and Advisor to the Chief Executive Officer of Western Digital Corporation, a supplier of disk drives to the personal computer and consumer electronics industries, from February 2004 through December 2004. Prior to that, Mr. Mercer was a Senior Vice President and the Chief Financial Officer of Western Digital Corporation from October 2001 through January 2004. From June 2000 to September 2001, Mr. Mercer served as Vice President and Chief Financial Officer of Teralogic, Inc. From June 1996 through May 2000, Mr. Mercer held various senior operating and financial positions with Dell, Inc. In addition to Adaptec, Mr. Mercer is also a director of Conexant Systems, Palm, Inc. and SMART Modular Technologies (WWH), Inc. He holds a B.S. in Accounting from California Polytechnic University.

William A. Owens has been a director of Polycom since December 2005 and was previously a director of Polycom from August 1999 to May 2004. Mr. Owens joined AEA Holdings and AEA Investors, a New York private equity company, on April 1, 2006. He served as Vice Chairman, Chief Executive Officer and President of Nortel Networks Corporation, a provider of end-to-end networking products and solutions, from May 2004 to November 2005. Prior to that, he served as Chairman and Chief Executive Officer of Teledesic LLC, a satellite communications company, from February 1999 to May 2004. During that same period, he also served as Chairman and Chief Executive Officer of Teledesic’s affiliated company, Teledesic Holdings Ltd. From 1996 to 1998, Mr. Owens was President, Chief Operating Officer and Vice Chairman of Science Applications International Corporation (SAIC). From 1994 to 1996, he was Vice Chairman of the Joint Chiefs of Staff. Mr. Owens is also a member of the Board of Directors of Daimler Chrysler AG, Embarq Corporation, Wipro Ltd., and several philanthropic and private company boards. Mr. Owens holds a B.A. in mathematics from the U.S. Naval Academy, Bachelor’s and Master’s degrees in politics, philosophy, and economics from Oxford University, and a Master’s in Management from George Washington University.

Kevin T. Parker has been a director of Polycom since January 2005. Mr. Parker is Chairman, President and Chief Executive Officer of Deltek, Inc., a provider of enterprise software applications. Prior to joining Deltek,

Mr. Parker served as Co-President of PeopleSoft, Inc., an enterprise application software company, from October 2004 to December 2004, as Executive Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft from January 2002 to October 2004, and as Senior Vice President and Chief Financial Officer of PeopleSoft from October 2000 to December 2001. Prior to joining PeopleSoft, Mr. Parker served as Senior Vice President and Chief Financial Officer from 1999 to 2000 at Aspect Communications Corporation. From 1996 to 1999, Mr. Parker was Senior Vice President of Finance and Administration at Fujitsu Computer Products of America. Mr. Parker holds a B.S. in Accounting from Clarkson University and sits on its Board of Trustees.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board of Directors.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm to audit the financial statements of Polycom for the fiscal year ending December 31, 2008, which will include an audit of the effectiveness of Polycom’s internal control over financial reporting. PricewaterhouseCoopers LLP and its predecessor entities have audited Polycom’s financial statements since fiscal 1991. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by our bylaws or other applicable legal requirements. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event that this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Polycom and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS POLYCOM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Polycom by PricewaterhouseCoopers LLP for the years ended December 31, 2006 and December 31, 2007 (in thousands).

	2006	2007
Audit Fees (1)	$2,122	$2,160
Audit-Related Fees (2)	59	65
Tax Fees (3)	—	1
All Other Fees	—	—

Total	$2,181	$2,226

(1)	Audit Fees consists of fees billed for professional services rendered for the audit of Polycom’s consolidated financial statements included in Polycom’s Annual Reports on Form 10-K and for the review of the financial statements included in Polycom’s Quarterly Reports on Form 10-Q, as well as services that generally only Polycom’s independent registered public accounting firm can reasonably provide, including statutory audits and services rendered in connection with SEC filings. Audit Fees for fiscal 2006 also includes the audit of management’s assessment of, and the effectiveness of, Polycom’s internal control over financial reporting, and for fiscal 2007 includes the audit of the effectiveness of Polycom’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees consists of fees billed for assurance and related services that are traditionally performed by Polycom’s independent registered public accounting firm.

(3)	Tax Fees for fiscal 2007 consists of fees for tax compliance services performed for KIRK telecom A/S (“KIRK”) in Denmark, which engagement was entered into prior to Polycom’s acquisition of SpectraLink Corporation and KIRK in March 2007 and which fees were invoiced to and paid by KIRK post-acquisition.

Pre-Approval of Audit and Non-Audit Services

Polycom’s Audit Committee has adopted a policy for pre-approving the services and associated fees of Polycom’s independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to Polycom by its independent registered public accounting firm, with certain exceptions described in the policy. The Policy for Preapproving Services and Fees of the Company’s Independent Auditor is available on Polycom’s website at http://www.polycom.com—“Company”— “Investor Relations”—“Corporate Governance.”

All PricewaterhouseCoopers LLP services and fees in fiscal 2006 and fiscal 2007 were pre-approved by the Audit Committee.

CORPORATE GOVERNANCE

Corporate Governance Principles and Code of Business Conduct and Ethics

Polycom believes that strong corporate governance practices are the foundation of a successful, well-run company. Polycom is committed to establishing an operating framework that exercises appropriate oversight of responsibilities at all levels throughout Polycom and managing its affairs consistent with high principles of business ethics. The Board of Directors has adopted Corporate Governance Principles to establish the corporate governance policies pursuant to which the Board of Directors intends to conduct its oversight of Polycom’s business in accordance with its fiduciary duties. The Board of Directors first adopted these Corporate Governance Principles in 2003 and has refined them from time to time. The Corporate Governance Principles are available on Polycom’s website at http://www.polycom.com— “Company”—“Investor Relations”—“Corporate Governance.”

In addition, Polycom has adopted a Code of Business Conduct and Ethics, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics is available on Polycom’s website at http://www.polycom.com—“Company”—“Investor Relations”—“Corporate Governance.” Polycom will disclose on its website any amendment to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, that are required to be disclosed by the rules of the Securities and Exchange Commission (the “SEC”) or The NASDAQ Stock Market LLC (“NASDAQ”).

Director Independence

The Board of Directors has determined that, with the exception of Robert C. Hagerty and Michael R. Kourey, who are employees, all of its current members and nominee for director are “independent directors” as that term is defined in the listing standards of NASDAQ.

In the course of the Board’s determination regarding the independence of each non-employee director, the Board of Directors considered the annual amount of Polycom’s sales to, or purchases from, any company where a non-employee director serves as an executive officer. The Board of Directors determined that any such sales or purchases were made in the ordinary course of business and the amount of such sales or purchases in each of the past three fiscal years was less than 5% of Polycom’s or the applicable company’s consolidated gross revenues for the applicable year.

Board Meetings and Committees

During the fiscal 2007, the Board of Directors held four meetings. Each of the directors attended or participated in 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served during the past fiscal year. The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Strategy Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of John A. Kelley, Jr., D. Scott Mercer, William A. Owens, and Kevin T. Parker, each of whom is “independent” as such term is defined for audit committee members by the listing standards of NASDAQ. Mr. Parker is the chairman of the Audit Committee. The composition of the Audit Committee will remain the same effective as of the Annual Meeting Date. The Board of Directors has determined that each of Mr. Mercer and Mr. Parker is an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee is responsible for overseeing Polycom’s accounting and financial reporting processes and the audit of Polycom’s financial statements. The Audit Committee also assists the Board of Directors with the oversight of (1) the integrity of Polycom’s financial statements, (2) Polycom’s internal accounting and financial controls, (3) Polycom’s compliance with legal and regulatory requirements, (4) the organization and performance of Polycom’s internal audit function, and (5) the independent registered public accounting firm’s qualifications, independence and performance.

The Audit Committee held nine meetings during the last fiscal year. The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on Polycom’s website at http://www.polycom.com—“Company”—“Investor Relations”—“Corporate Governance.”

The Audit Committee Report is included in this proxy statement on page 55.

Compensation Committee

The Compensation Committee currently consists of Betsy S. Atkins, David G. DeWalt and Durk I. Jager, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. DeWalt is the chairman of the Compensation Committee. Effective as of the Annual Meeting Date, Ms. Atkins will serve as chairman of the Compensation Committee. Upon his election, the Board of Directors intends to appoint Kevin Kennedy, who qualifies as an independent director under the listing standards of NASDAQ, to the Compensation Committee to replace Mr. Jager, who is not standing for re-election.

The Compensation Committee provides oversight of Polycom’s compensation policies, plans and benefit programs. The Compensation Committee also assists the Board of Directors in reviewing and making recommendations with respect to the compensation of Polycom’s Chief Executive Officer and reviewing and approving the compensation of Polycom’s other executive officers; approving and evaluating Polycom’s executive officer compensation plans, policies and programs; overseeing the design of and administering Polycom’s equity compensation plans and overseeing the design of Polycom’s primary incentive plans and administering such plans with respect to executive officers. See “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Compensation of Directors” below for a description of Polycom’s processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee held eight meetings during the last fiscal year. The Compensation Committee has adopted a written charter approved by the Board of Directors, which is available on Polycom’s website at http://www.polycom.com—“Company”—“Investor Relations”—“Corporate Governance.”

The Compensation Committee Report is included in this proxy statement on page 37.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Ms. Atkins, Mr. Jager and Mr. Kelley, each of whom qualifies as an independent director under the listing standards of NASDAQ. Ms. Atkins is the chairperson of the Corporate Governance and Nominating Committee. Effective as of the Annual Meeting Date, Mr. Kelley will serve as chairman of the Corporate Governance and Nominating Committee, and Mr. Mercer, who qualifies as an independent director under the listing standards of NASDAQ, will replace Mr. Jager on the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board of Directors on matters concerning corporate governance, board composition, board evaluations and nominations, board committee structure and composition, conflicts of interest and stockholder proposals. The Corporate Governance and Nominating Committee also periodically reviews the succession planning for the Chief

Executive Officer and other executive officers of the Company and is responsible for evaluating and making recommendations to the Board of Directors regarding director compensation. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board of Directors submitted by stockholders of Polycom; see “Process for Recommending Candidates for Election to the Board of Directors” below.

The Corporate Governance and Nominating Committee held three meetings during the last fiscal year. The Corporate Governance and Nominating Committee has adopted a written charter approved by the Board of Directors, which is available on Polycom’s website at http://www.polycom.com—“Company”—“Investor Relations”—“Corporate Governance.”

Strategy Committee

The Strategy Committee was formed in November 2006. The Strategy Committee currently consists of David G. DeWalt, William A. Owens, and Kevin T. Parker, each of whom qualifies as an independent director under the listing standards of NASDAQ. The Strategy Committee does not currently have a chairman. Effective as of the Annual Meeting Date, Ms. Atkins, who qualifies as an independent director under the listing standards of NASDAQ, will replace Mr. Owens on the Strategy Committee.

The Strategy Committee is authorized to review, evaluate and provide input to management, and to make recommendations to the Board of Directors regarding Polycom’s strategic direction and potential strategic partnerships and transactions such as acquisitions, strategic investments, joint ventures and other strategic investments. The Strategy Committee may also authorize and approve strategic investments of up to $10 million, as long as specified criteria are met, as well as the issuance of non-binding proposals to potential acquisition targets in amounts of up to $300 million.

Compensation Committee Interlocks and Insider Participation

Ms. Atkins, Mr. DeWalt and Mr. Jager served as members of the Compensation Committee during fiscal 2007. No interlocking relationships exist between any member of Polycom’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Polycom or its subsidiaries.

Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be received by December 31 of the year prior to the year in which the recommended candidates will be considered for nomination, must be directed in writing to Polycom, Inc., 4750 Willow Road, Pleasanton, California 94588, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Polycom within the last three years and evidence of the nominating person’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it recommends to the full Board of Directors for selection as director nominees are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors.

•

The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders.

•

In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

•

While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the telecommunications industry and Polycom’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Corporate Governance and Nominating Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

•

The Corporate Governance and Nominating Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee recommends to the full Board of Directors for selection the director nominees.

Director Resignation

Pursuant to Polycom’s Corporate Governance Principles, a director whose primary employment status changes materially from the most recent annual meeting of stockholders when such director was elected is expected to offer to resign from the Board of Directors. The Board of Directors does not believe that a director in this circumstance should necessarily leave the Board of Directors, but that the director’s continued service should be re-evaluated under the established Board membership criteria. Accordingly, the Corporate Governance and Nominating Committee will review and recommend to the Board of Directors whether the director’s continued service is appropriate, and the Board of Directors will then determine whether to accept such resignation. In addition, a director who reaches the age of 72 will submit a letter of resignation to the Board of Directors, to be effective at the next meeting of stockholders held for the election of directors. Such letter of resignation will be accepted by the Board of Directors unless the Corporate Governance and Nominating Committee determines, after weighing the benefits of such director’s continued contributions against the benefits of fresh viewpoints and experience, to nominate the director for another term.

Attendance at Annual Meetings of Stockholders by the Board of Directors

Although Polycom does not have a formal policy regarding attendance by members of the Board of Directors at Polycom’s annual meeting of stockholders, Polycom encourages, but does not require, directors to attend. Mr. Hagerty, Mr. Jager, Mr. Kourey, and Mr. Owens attended Polycom’s 2007 annual meeting of stockholders.

Contacting the Board of Directors

Any stockholder who desires to contact our non-employee directors may do so electronically by sending an e-mail to the following address: directorcom@polycom.com. Our Lead Independent Director receives these communications unfiltered by Polycom, forwards communications to the appropriate committee of the Board of Directors or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to investor@polycom.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Polycom has designed its executive compensation program and philosophy to attract, motivate and retain talented executives responsible for the success of Polycom, which operates in an extremely competitive and rapidly changing part of the high technology industry. With this in mind, we strive to set our compensation programs within the appropriate competitive framework and based on a compensation philosophy of “pay for performance” that depends on the achievement of overall financial results and individual contributions by executives and employees. Within this overall philosophy, our objectives are to:

•

Motivate executive officers to achieve quantitative financial and qualitative non-financial goals and create a direct, meaningful link between achievement of these goals and individual executive compensation;

•

Align the financial interests of executive officers with those of Polycom’s stockholders by providing significant equity-based, long-term incentives in the form of performance shares (also referred to as stock awards or restricted stock units), and/or stock options, while carefully considering both stockholder dilution and compensation expense;

•	Offer a total compensation program that takes into consideration the compensation practices of a specifically identified peer group of companies, so as to recruit and retain top executive talent; and

•

Provide variable annual incentive awards that take into account Polycom’s overall financial performance relative to corporate objectives, the performance of the peer group companies and individual contributions by executives.

The Compensation Committee of the Board of Directors uses these objectives as a guide in establishing the compensation programs, practices and packages offered to Polycom’s executive officers and in assessing the proper allocation between long- and short-term incentive compensation and cash and non-cash compensation. However, there is no pre-established policy or formula for the allocation between long- and short-term incentive compensation and cash and non-cash compensation since the Compensation Committee instead considers target ranges for three elements of compensation—base salary, total cash compensation and long-term equity-based incentive awards—relative to certain Peer Companies (or for fiscal 2008, the Fiscal 2008 Peer Companies), as described in more detail on page 24.

Throughout this Compensation Discussion and Analysis, the individuals who served as the Chief Executive Officer and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the “2007 Summary Compensation Table” on page 38, are referred to as the “named executive officers.”

Role and Authority of Our Compensation Committee

The members of the Compensation Committee are directors David G. DeWalt (Chair), Betsy S. Atkins, and Durk I. Jager. Each of these individuals qualifies as (i) an “independent director” under the requirements of The NASDAQ Stock Market LLC, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Our Board of Directors created the Compensation Committee to carry out the Board of Directors’ responsibilities to: (i) oversee Polycom’s policies, plans and benefits programs; (ii) oversee the compensation of Polycom’s Chief Executive Officer and other executive officers (including officers reporting under Section 16 of the Securities Exchange Act of 1934); (iii) evaluate and approve the executive officer compensation plans, policies and programs of Polycom; and (iv) oversee the design of Polycom’s equity compensation and incentive plans. The Compensation Committee reviews and establishes the executive compensation packages offered to our Chief Executive Officer and other executive officers and key employees. In doing so, our Compensation Committee is responsible for ensuring that such packages are consistent with our compensation program and philosophy.

The Compensation Committee has adopted a written charter approved by the Board of Directors, which is available on Polycom’s website at http://www.polycom.com—“Company”—“Investor Relations”—“Corporate Governance.”

The Compensation Committee’s responsibilities are discussed in detail in the charter and include:

•

Reviewing and recommending to the full Board of Directors for our Chief Executive Officer and reviewing and approving for our other executive officers (a) annual base salary, (b) annual incentive bonus, including specific goals and amount, (c) equity compensation, (d) any employment agreements, severance arrangements and change in control arrangements, (e) any signing bonus and payment of relocation costs, and (f) any other significant benefits or compensation arrangements not available to employees generally;

•

Reviewing and approving corporate goals and objectives relative to the compensation of our Chief Executive Officer and executive management, evaluating their performance in light of these and other factors related to the performance of Polycom, including the accomplishment of Polycom’s long-term business and financial goals; and

•	Overseeing the design of Polycom’s equity compensation and executive incentive plans and acting as the administrator of such plans for all employees.

The Compensation Committee has the final decision-making authority with respect to the compensation of our named executive officers, other than for Mr. Hagerty, whose compensation is determined by the full Board of Directors. In carrying out its responsibilities, the Compensation Committee may engage outside consultants and/or consult with Polycom’s Human Resources department as the Compensation Committee determines to be appropriate. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisers selected by the Compensation Committee. The Compensation Committee may delegate any of its responsibilities to one or more of its members or Polycom’s directors or to members of management, to the extent permitted by applicable law and subject to such reporting to or ratification by the Compensation Committee as the Compensation Committee deems necessary or appropriate. For example, the Compensation Committee has authorized members of management to make bonus decisions for employees who are not executive officers under guidelines approved by the Compensation Committee.

Role of Executive Officers in Compensation Decisions

The Compensation Committee regularly meets with Mr. Hagerty, our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices and packages for the other named executive officers and employees. Mr. Hagerty annually reviews the performance of Polycom’s executive officers. Prior to the Compensation Committee’s annual compensation review and determination, Mr. Hagerty shares his performance assessment of each executive officer with the Compensation Committee. His performance assessment generally addresses financial and non-financial objectives, the executive officer’s length of service with Polycom and his or her individual performance over a given year, and competitive market data for the executive officer’s position. In establishing an executive officer’s actual compensation, the Compensation Committee may take into account Mr. Hagerty’s performance assessment of the executive officer. However, the Compensation Committee is not bound by and does not always accept Mr. Hagerty’s recommendations. Mr. Hagerty provides a self-evaluation to the full Board of Directors on an annual basis. The Compensation Committee considers the self-evaluation and the factors described above, as well as Polycom’s performance as a whole and competitive market data when reviewing and making recommendations to the full Board of Directors with respect to Mr. Hagerty’s compensation. However, once the targeted amounts for Mr. Hagerty are set by the Compensation Committee, Mr. Hagerty’s cash incentive compensation and long-term equity-based compensation awards are determined solely on the achievement of corporate performance and do not include any personal objectives.

Mr. Hagerty and other executives or employees sometimes attend the Compensation Committee’s meetings, but they leave the meetings when certain matters of executive compensation are discussed, as appropriate. The Compensation Committee and the full Board of Directors make decisions with respect to Mr. Hagerty’s compensation package without him present.

Role of Compensation Consultant

The Compensation Committee has engaged Radford Surveys + Consulting (“Radford”), a business unit of Aon Corporation, and a compensation consulting firm, since fiscal 2005. Radford serves at the discretion of the Compensation Committee.

For fiscal 2007, and again for fiscal 2008, Radford was engaged to provide the following services:

•	On an annual basis, review the current executive compensation levels relative to the market and the Company’s performance and assist with recommendations relating thereto;

•	On an annual basis, assist the Compensation Committee in updating recommendations for stock awards for both executives and employees as a whole;

•	Support Polycom’s preparation of documents to be filed with the Securities and Exchange Commission, such as its proxy statement and annual report, with respect to compensation matters;

•	Keep the Compensation Committee posted on developments on executive compensation over the course of the year;

•	Attend meetings of the Compensation Committee as requested; and

•	Provide such other assistance as deemed necessary by the Compensation Committee.

Radford was also specifically retained in fiscal 2007 for the purpose of reviewing and advising the Compensation Committee regarding Polycom’s overall compensation strategy, given the growth of Polycom over the last several years, and assisting the Compensation Committee in revising Polycom’s cash incentive and equity strategies concurrent with any revisions in the compensation strategy. In addition, Radford was retained to assist with the design and implementation planning for phasing out the use of stock options in favor of restricted stock units and performance shares for the broad employee base.

Fiscal 2007 Peer Companies

In analyzing our executive compensation program for fiscal 2007, Radford used two groups of peer companies (the “Peer Companies”), consisting of a Primary Peer Group and Secondary Peer Group. The Peer Companies comprising these groups were selected on the basis of their fiscal and business similarities to Polycom and were approved by the Compensation Committee. These companies were selected based on their respective businesses, revenues, market capitalization and number of employees, and represent companies in the same executive talent pool as Polycom. The Primary Peer Group and Secondary Peer Group for fiscal 2007 were comprised of the following companies:

Primary Peer Group	Secondary Peer Group

• 3Com Corporation	• Adobe Systems Incorporated

• Adtran, Inc.	• Autodesk, Inc.

• Brocade Communications Systems, Inc.	• Avid Technology, Inc.

• Comverse Technology, Inc.	• Cadence Design Systems, Inc.

• Foundry Networks, Inc.	• Ciena Corporation

• Hyperion Solutions Corporation	• Comtech Telecommunications Corp.

• JDS Uniphase Corporation	• Extreme Networks, Inc.

• McDATA Corporation	• Inter-Tel, Inc.

• Sybase, Inc.	• Intuit, Inc.

• TIBCO Software, Inc.	• Mentor Graphics Corporation

• Novell, Inc.

• Palm, Inc.

• Plantronics, Inc.

• SanDisk Corporation

• Synopsys, Inc.

Data on the compensation practices of the Peer Companies generally was gathered through publicly available information. In addition, Radford used data from (i) the Radford High Technology Executive Total Direct Compensation Survey, covering high technology companies with revenues between $500 and $999 million and telecommunications companies with revenues between $200 and $999 million, and (ii) the Radford High Technology Stock by Level Report, which included compensation information for high technology companies with revenues between $500 and $999 million.

Each of these survey groups contains numerous participating companies. Survey data is used to supplement the specific Peer Companies for two purposes. First, Polycom recruits from, and loses employees to, a broader group of companies than the Peer Companies. The survey data provides a broader understanding of the compensation levels being paid across a larger group of similarly-sized technology companies. Second, the survey data validates the data drawn from the smaller group of Peer Companies, helping avoid “outlier” companies unduly coloring the recommendations to the Compensation Committee. The Compensation Committee does not look at each company within these survey groups individually, but rather combines this information with the compensation information of our Peer Companies to arrive at a final market data point for comparative purposes. For purposes of Radford’s analysis, the peer group and the survey data are blended to reflect the overall market.

Radford used the above information to assess the market compensation levels for officers at the Peer Companies with positions comparable to our Chief Executive Officer and other executive officers. This assessment included base salary, target cash incentives and total cash compensation. Radford also reviewed each

Peer Company’s practices concerning equity-based incentive awards such as stock options, performance shares, restricted stock units and other forms of awards. Radford also assisted with the design of our short-term and long-term incentive cash and equity programs for our broad employee population.

Overall, based on the benchmarking and targets used by the Compensation Committee in setting levels of base salary and short-term and long-term incentive compensation (as described below), Radford concluded that Polycom’s executive compensation package generally was consistent with our stated compensation philosophy (as described above) and competitive with the Peer Companies on an aggregate basis for base salary and total cash compensation and exceeded the targeted market percentile for certain named executive officers for long-term equity incentives.

Fiscal 2008 Peer Companies

For fiscal 2008, Radford recommended, and the Compensation Committee approved, modifications to the group of Peer Companies used for conducting compensation analyses to better reflect Polycom’s size, strategy and business and to remove companies acquired through mergers and acquisitions. Using similar criteria to that applied in prior years, the group of peer companies selected in 2008 was primarily chosen from companies with larger scope (meaning those companies with greater annual revenues, employee headcount and market capitalization) than in prior years, consistent with the growth in size of Polycom. In preparing its preliminary analysis of our executive compensation program for fiscal 2008, Radford utilized a peer group consisting of the following companies (the “Fiscal 2008 Peer Companies”):

Peer Group

• 3Com Corporation	• Brocade Communications Systems, Inc.	• Juniper Networks, Inc.

• Activision, Inc.	• Cadence Design Systems, Inc.	• McAfee, Inc.

• Adobe Systems Incorporated	• Citrix Systems, Inc.	• Novell, Inc.

• Autodesk, Inc.	• Foundry Networks, Inc.	• Palm, Inc.

• Avid Technology, Inc.	• Garmin Ltd.	• Sybase, Inc.

• BEA Systems, Inc.	• Intuit, Inc.	• Synopsys, Inc.

• BMC Software, Inc.	• JDS Uniphase Corporation	• VeriSign, Inc.

The Compensation Committee decided to use one consolidated peer group in 2008, instead of a primary and secondary peer group as in the prior year, to better reflect how the Compensation Committee considers the competitive market data provided to it by Radford. Data on the compensation practices of the Fiscal 2008 Peer Companies generally was gathered through publicly available information. In addition, Radford used data from (i) the Radford High Technology Executive Total Direct Compensation Survey, covering high technology companies with revenues between $1 billion and $3 billion and (ii) the Radford High Technology Stock by Level Report, which includes compensation information for high technology companies with revenues between $1 billion and $3 billion.

The move to larger scope companies in terms of revenues, employee headcount and market capitalization reflects the fact that Polycom itself has grown significantly in terms of such factors over the last several years.

In assisting the Compensation Committee in reviewing 2008 compensation for the Chief Executive Officer and other named executive officers, Radford used this data to compare, against the Compensation Committee’s new stated compensation philosophy (described in more detail below), the short-term cash compensation and long-term equity compensation for our Chief Executive Officer and other executive officers to those of officers at the Fiscal 2008 Peer Companies with comparable positions. In doing so, Radford concluded that Polycom’s 2007 short-term, or total cash, compensation was at or below the new targeted market percentile and that Polycom’s long-term equity compensation was above the new targeted market percentile.

Components of Compensation

The principal components of Polycom’s executive officer compensation include:

•	Base salary;

•	Variable cash incentive awards (which we commonly refer to as bonuses);

•	Long-term equity-based incentive awards;

•	Termination and change of control arrangements;

•	Retirement benefits provided under a 401(k) plan; and

•	Executive perquisites and generally available benefit programs.

We selected these components because we believe each is necessary to help us attract and retain the executive talent on which Polycom’s success depends. These components also allow us to reward performance throughout the fiscal year and to provide an incentive for executives to appropriately balance their focus on short-term and long-term strategic goals. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy.

The Compensation Committee reviews the entire executive compensation program on at least an annual basis. The Compensation Committee is aided in this review by Radford. However, the Compensation Committee may review one or more components at any time as considered necessary or appropriate to ensure such components remain competitive and appropriately designed to reward performance.

Mix of Compensation Components

The chart below illustrates the overall mix of compensation components for our named executive officers in fiscal 2007. Consistent with our pay-for-performance philosophy, a significant portion of our named executive officers’ compensation is comprised of performance-based incentive compensation, in the form of short-term cash incentives or long-term equity awards.

Target Compensation

Relative to the Peer Companies, we look at three elements of compensation:

•	Base salary;

•	Total cash compensation (base salary plus variable cash incentive awards); and

•	Long-term equity-based incentive awards.

In general, compensation is targeted to be within a competitive range around the following percentiles as compared to the Peer Companies (or for fiscal 2008, the Fiscal 2008 Peer Companies):

Elements of Compensation	2007 Target	2007 Target Range	2008 Target	2008 Target Range

Base salary	50th percentile	+/- 10% of target percentile	50th percentile	+/- 10% of target percentile

Total cash compensation	50th to 65th percentile with 75th percentile for above plan performance	+/- 15% of target percentile	75th percentile with greater than 75th percentile for above plan performance	+/- 15% of target percentile

Long-term equity-based incentive awards	50th to 75th percentile	+/- 30% of the target percentile	50th percentile	+/- 30% of the target percentile

We target executive compensation within the ranges shown above; therefore, references to targeted percentiles throughout this Compensation Discussion and Analysis are actually references to the targeted competitive range. In targeting such ranges, we allow for differences due to individual performance and tenure. In setting the compensation for a particular named executive officer, the Compensation Committee considers both individual and corporate factors, as well as market data provided by Radford with respect to similarly situated individuals at the Peer Companies (or for fiscal 2008, the Fiscal 2008 Peer Companies). Individual factors may relate to an executive officer’s experience, skills, knowledge, responsibilities and performance. These and other subjective factors may influence the Compensation Committee’s decision about the compensation level that is appropriate for a particular named executive officer. However, the weight given to these factors by the Compensation Committee cannot be quantified and is not determined under a formula.

The Compensation Committee applies the same compensation philosophy and standards for each named executive officer, including our Chief Executive Officer. However, compensation levels vary among the named executive officers because the Compensation Committee considers individual and corporate factors, as well as market data with respect to similarly situated individuals at the Peer Companies, in order to determine the appropriate level of compensation for each named executive officer. Consequently, if there are differences in the amount or type of compensation paid among the named executive officers, including the Chief Executive Officer, the differences are primarily due to a similar disparity among positions within the Peer Companies generally, as well as other factors such as a named executive officer’s tenure and individual performance.

For fiscal 2008, we have targeted total cash compensation at the 75th percentile and, for performance above the Company’s annual operating plan, at greater than the 75th percentile. The Compensation Committee decided for fiscal 2008 to target higher total cash compensation rather than long-term equity-based incentive awards. The Compensation Committee determined that this change was appropriate and furthered the Compensation Committee’s compensation philosophy of “pay for performance” after reviewing a competitive review and analysis prepared by Radford of Polycom’s executive compensation program relative to the Fiscal 2008 Peer Companies, as well as data obtained from the two Radford surveys.

Non-GAAP Measures

Polycom uses GAAP revenue and non-GAAP measures of operating results, which are adjusted to exclude certain costs, expenses, gains and losses that management believes appropriate to enhance an overall understanding of Polycom’s past financial performance and also Polycom’s prospects for the future. Non-GAAP results are an indication of Polycom’s performance before gains, losses or other charges that are considered by management to be outside of Polycom’s core results and are excluded by management for purposes of internal budgets and making operating decisions. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for planning and forecasting of future periods. As a result, the Compensation Committee also utilizes these non-GAAP measures as a means of measuring and rewarding executive performance, as appropriate. In fiscal 2007, non-GAAP exclusions included stock-based compensation expense, effect of stock-based compensation expense on warranty rates, impact to cost of sales from purchase accounting adjustments to inventory, acquisition-related costs, purchased in-process research and development costs, amortization and impairment of purchased intangibles, restructuring costs, litigation reserves and payments, gain (loss) on strategic investments, and income tax effect of the preceding adjustments. For bonus and performance share measurement purposes, non-GAAP net income is adjusted to exclude the interest impact of stock repurchases.

Base Salary

Polycom provides base salary to its named executive officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. The Compensation Committee reviews Mr. Hagerty’s salary annually. Mr. Hagerty was awarded base salary increases on January 1, 2007 and most recently on February 1, 2008. The Compensation Committee typically reviews all other named executive officers’ salaries in the second quarter of the year in conjunction with Mr. Hagerty’s evaluation of their performance and awarded such base salary increases on May 1, 2007. Increases are awarded within the context of our overall annual merit increase budget before more specific individual and market competitive factors are considered. The Compensation Committee does not apply specific formulas to determine increases.

Mr. Hagerty’s base salary was increased effective January 1, 2007, from $525,000 to $575,000. The Compensation Committee approved this increase after reviewing market data provided by Radford for the compensation paid to the chief executive officers at the Peer Companies. The Compensation Committee also considered Polycom’s revenue growth, total stockholder return and operating income growth as compared to the Peer Companies. The Compensation Committee determined that Mr. Hagerty’s base salary was below the targeted 50th percentile by approximately 7%. While his base salary was within the 2007 target range, the Compensation Committee determined that Mr. Hagerty’s base salary was not competitive and reflective of Mr. Hagerty’s contribution to the success of Polycom. Following this salary increase, for fiscal 2007, Mr. Hagerty’s base salary was at approximately the target median.

In May 2007, the Compensation Committee reviewed executive compensation data provided by Radford assessing Polycom’s current executive base salary levels against market levels for similarly situated individuals at the Peer Companies. Pursuant to this data, Radford concluded that the base salaries of each named executive officer, other than Mr. Hagerty, were in line with Polycom’s target market position and recommended only market levels of merit adjustment, consistent with the rest of the organization. After considering Radford’s recommendations, the relevant market data, and each executive’s performance, the Compensation Committee approved merit increases (generally ranging from 2% to 6%) in the base salaries of each named executive officer, other than Mr. Hagerty.

Named Executive Officer	May 2007 Base Salary Level ($)	Low End of Range ($)	High End of Range ($)	Position in Range
Robert C. Hagerty	575,000	510,818	618,090	Within
Michael R. Kourey	407,400	296,364	358,600	Above
Sunil K. Bhalla	372,000	298,818	361,570	Above
David R. Phillips	346,500	287,818	348,260	Within
Joseph A. Sigrist	346,500	298,818	361,570	Within
James E. Ellett	371,700	298,818	361,570	Above

Each of Messrs. Hagerty’s, Phillips’ and Sigrist’s respective 2007 base salaries fell within the 2007 target range. Mr. Kourey’s 2007 base salary fell above the 2007 target range due primarily to his strong job performance in 2006 and his long standing seniority and performance with Polycom. Mr. Bhalla’s and Mr. Ellett’s 2007 base salaries also fell slightly above the 2007 target range due primarily to the strong performance of the voice and video divisions, respectively, in 2006, the divisions for which they had primary responsibility. The foregoing deviations from the 2007 target range are reflective of the Compensation

Committee’s consideration, when determining executive officer base salaries, of Mr. Hagerty’s performance reviews of the named executive officers and the Committee’s overall objective of recognizing and rewarding performance in line with its “pay for performance” philosophy.

In February 2008, the Compensation Committee reviewed market data provided by Radford for the compensation paid to the chief executive officers at the Peer Companies. To ensure that Mr. Hagerty’s total compensation package remains competitive, the Compensation Committee considered Mr. Hagerty’s base salary, total cash compensation and long-term incentive equity award collectively, and discussed among other things Mr. Hagerty’s prior year’s total compensation package, the equity awards recently approved by the Compensation Committee for other executive officers, and Mr. Hagerty’s and the Company’s performance in the prior fiscal year. The Compensation Committee determined, after reviewing the market data provided by Radford, that the targeted market 50th percentile was approximately 30% above Mr. Hagerty’s base salary. However, the Compensation Committee recognized that Polycom was smaller than the median company (on the basis of revenue) within the Fiscal 2008 Peer Companies. Therefore, the Compensation Committee arrived at a recommendation to the Board of Directors of an increase of 13% (as opposed to 30%) in Mr. Hagerty’s base salary, effective February 1, 2008, from $575,000 to $650,000. The Board of Directors approved this increase in February 2008.

Total Cash Compensation

Total cash compensation is the sum of an employee’s base salary and variable cash incentive awards. We commonly refer to variable cash incentive awards as bonuses. For fiscal 2007, the total cash compensation actually received by each of the named executive officers, with the exception of Mr. Hagerty, fell within the 2007 target range, based on the 65th percentile, as follows:

Named Executive Officer	2007 Earned Base Salary ($)	2007 Variable Cash Incentive Awards ($)	2007 Total Cash Compensation ($)	Low End of Range ($)	High End of Range ($)	Position in Range
Robert C. Hagerty	575,000	564,075	1,139,075	1,198,696	1,585,275	Below
Michael R. Kourey	399,700	274,474	674,174	511,252	676,131	Within
Sunil K. Bhalla	364,967	162,045	527,012	491,183	649,589	Within
David R. Phillips	341,000	173,296	514,296	450,922	596,344	Within
Joseph A. Sigrist	341,000	194,651	535,651	491,183	649,589	Within
James E. Ellett	369,240	224,535	593,775	491,183	649,589	Within

Variable Cash Incentive Awards

To focus each executive officer on the importance of achieving Polycom’s goals, a substantial portion of the officer’s potential annual compensation is in the form of variable incentive pay that is tied to achievement of those goals. Accordingly, Polycom maintains two bonus programs under which executive officers are eligible to receive bonuses: the Performance Bonus Plan and the Management Bonus Plan.

Performance Bonus Plan.    The Performance Bonus Plan is intended to focus Polycom’s senior management on meeting and exceeding Polycom’s annual operating plan and maximizing Polycom’s delivery of rewards to its stockholders and employees. The Performance Bonus Plan was most recently approved by Polycom’s stockholders in 2007 and is intended to permit the payment of bonus awards that qualify as performance-based compensation under Section 162(m) of the Code. During fiscal 2007, the Performance Bonus Plan was amended to address certain potential tax consequences under Section 409A of the Code.

Under the Performance Bonus Plan, annual bonuses (with quarterly progress payments) are paid only if the performance goals set by the Compensation Committee at the beginning of the applicable performance period are achieved. In setting the performance goals, the Compensation Committee assesses the anticipated difficulty and relevant importance to the success of Polycom of achieving the performance goals. Accordingly, the actual awards (if any) payable for any given fiscal year will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee. In furtherance of retaining key talent and their continued dedication, the Compensation Committee has the discretion to determine whether a bonus will be paid in the event an executive terminates employment before the bonus is scheduled to be paid. In addition, the Compensation Committee has discretion to decrease (but not increase) the bonuses that otherwise would be paid under the Performance Bonus Plan based on actual performance versus the specified goals.

For fiscal 2007, the Compensation Committee determined that eight executive officers would participate in the Performance Bonus Plan, including our named executive officers. Mr. Sigrist was later removed from the Performance Bonus Plan in August 2007, effective July 1, 2007, in connection with his new role as Polycom’s Senior Vice President and General Manager, Video Solutions Division.

The Compensation Committee sought to set the performance goals and weightings of such goals so as to optimally align each executive officer’s goals and compensation potential with his or her role at Polycom and in light of internal equity considerations. These performance goals were measured against the corresponding target amount in Polycom’s 2007 annual operating plan, for the performance period of January 1, 2007, to December 31, 2007. These comparisons yielded an achievement percentage for each of the applicable performance goals, which were then further compared to a pre-determined matrix that yielded a specific percentage of each named executive officer’s target bonus amount.

The named executive officers’ fiscal 2007 performance goals were:

Named Executive Officer	Percentage of Award (%)	Fiscal 2007 Performance Goal
Robert C. Hagerty	100	Consolidated revenue and non-GAAP net income
Michael R. Kourey	100	Consolidated revenue and non-GAAP net income
Sunil K. Bhalla	50	Consolidated revenue and non-GAAP operating income
	50	Voice division revenue and non-GAAP operating income (1)
David R. Phillips	50	Consolidated revenue and non-GAAP operating income
	50	Worldwide revenue and contribution margin (2)
Joseph A. Sigrist	50	Consolidated revenue and non-GAAP operating income
	50	Network systems division revenue and non-GAAP operating income (1)(3)
James E. Ellett	50	Consolidated revenue and non-GAAP operating income
	50	Video division revenue and non-GAAP operating income (1)(3)

(1)	Divisional non-GAAP operating income is the division’s contribution margin, which is defined as division revenue less the related costs of sales, direct marketing and direct engineering expenses.
(2)	Contribution margin is defined as product and service revenue less standard product cost and cost of service less total sales and regional marketing expenses.
(3)	Mr. Sigrist and Mr. Ellett had the opportunity to achieve an additional 20% based upon the combined performance of the network systems division and video division.

The actual award (if any) payable for fiscal 2007 depended on the extent to which actual performance met, exceeded or fell short of the goals approved by the Compensation Committee. The following table describes the actual awards paid to our named executive officers under the Performance Bonus Plan for fiscal 2007 based on the achievement of the performance goals set forth above:

Named Executive Officer	2007 Eligible Earned Base Salary ($)	2007 Target Percentage of Base Salary (%)	Potential Award Range as Percentage of Base Salary (%) (1)	2007 Actual Award ($)	2007 Actual Award as Percentage of Base Salary (%)
Robert C. Hagerty	575,000	100	40 to 250	564,075	98
Michael R. Kourey	399,700	70	40 to 250	274,474	69
Sunil K. Bhalla	364,967	60	10 to 250	162,045	44
David R. Phillips	341,000	60	10 to 250	173,296	51
Joseph A. Sigrist	167,750	60	10 to 250	90,233	54
James E. Ellett (2)	369,240	60	10 to 250	224,535	61

(1)	No bonus would be paid in the event a minimum of 80% achievement of each applicable performance goal was not met.
(2)	Mr. Ellett’s 2007 actual award includes $141,639, less applicable withholdings, which he received pursuant to the terms of his Release Agreement with Polycom in lieu of his 2007 annual bonus.

For fiscal 2008, the Compensation Committee chose the same performance goals relative to the 2008 annual operating plan for each named executive officer, other than with respect to Messrs. Sigrist and Ellett. For Mr. Sigrist, his role was changed from Senior Vice President and General Manager, Network Systems Division, to Senior Vice President and General Manager, Video Solutions Division in connection with Polycom combining its video communications business with its network systems business. As a result, the Compensation Committee chose performance goals for Mr. Sigrist for fiscal 2008 that reflect the combination of these two businesses. The performance goals applicable to Mr. Sigrist’s potential bonus under the Performance Bonus Plan for fiscal 2008 are (i) 50% related to consolidated revenue and consolidated non-GAAP operating income, and (ii) 50% related to video solutions division revenue and non-GAAP operating income. Mr. Ellett’s employment with Polycom terminated in January 2008. As a result, he is not eligible to participate in the Performance Bonus Plan for fiscal 2008. Any bonuses actually paid under the Performance Bonus Plan will depend on achievement of the specified goals.

In determining the bonus target percentages for fiscal 2008, the Compensation Committee reviewed executive compensation data provided by Radford assessing Polycom’s current executive total cash compensation levels (including base salary and cash incentive compensation) against market levels for similarly situated individuals at the Fiscal 2008 Peer Companies. Pursuant to this data, Radford concluded that the total cash compensation of each named executive officer was at or below the 50th percentile range and thus significantly below the 75th percentile target range for fiscal 2008. Radford recommended increasing each named executive officer’s target bonus percentage. After considering Radford’s recommendations, the relevant market data, and each executive officer’s performance, the Compensation Committee approved increases in each named executive officer’s target bonus percentage as follows:

Named Executive Officer	2007 Target Percentage of Base Salary (%)	2008 Target Percentage of Base Salary (%)	Increase in Target Percentage (%)	Potential Award Range as Percentage of Base Salary (%) (1)
Robert C. Hagerty	100	120	20	40 to 250
Michael R. Kourey	70	80	10	40 to 250
Sunil K. Bhalla	60	70	10	10 to 250
David R. Phillips	60	80	20	10 to 250
Joseph A. Sigrist	60	70	10	10 to 250

(1)	No bonus will be paid in the event a minimum of 80% achievement of each applicable performance goal is not met.

The increase in Mr. Hagerty’s target bonus, combined with the increase in his base salary as discussed above, results in targeted total cash compensation of $1,430,000 in 2008. This target total cash compensation positions him slightly below the median in total cash compensation relative to the Fiscal 2008 Peer Companies. The Board of Directors approved the increase in Mr. Hagerty’s target bonus in February 2008.

Management Bonus Plan.    Polycom also maintains the Management Bonus Plan, which is an incentive bonus program for directors, vice presidents and above, and selected managers who are not participants in the Performance Bonus Plan. The Management Bonus Plan is designed to provide incentives to, and reward the efforts of, senior employees in maximizing the short- and long-term financial performance of the business; however, awards under the Management Bonus Plan are not intended to qualify as performance-based compensation under Section 162(m) of the Code. The Compensation Committee has discretion to increase or decrease bonuses under the Management Bonus Plan based on factors determined by the Compensation Committee. During fiscal 2007, the Compensation Committee approved amendments to the Management Bonus Plan to better conform the terms of such plan to Polycom’s other bonus plans, including the Performance Bonus Plan. In addition, the Management Bonus Plan was amended to address certain potential tax consequences under Section 409A.

For fiscal 2007, Mr. Sigrist was the only named executive officer who participated in the Management Bonus Plan. As mentioned above, Mr. Sigrist was removed from the Performance Bonus Plan in August 2007, effective July 1, 2007, and added to the Management Bonus Plan in connection with his new role. Mr. Sigrist was given new performance goals to be measured against the corresponding target amount in Polycom’s 2007 annual operating plan and to be calculated in the same manner as under the Performance Bonus Plan. The performance goals applicable to Mr. Sigrist under the Management Bonus Plan were:

Named Executive Officer	Percentage of Award (%)	Fiscal 2007 Performance Goal
Joseph A. Sigrist	50	Consolidated revenue and non-GAAP operating income

	50	Video solutions division revenue and non-GAAP operating income

The actual award (if any) payable for fiscal 2007 depended on the extent to which Mr. Sigrist’s actual performance met, exceeded or fell short of the goals approved by the Compensation Committee. The following table describes the actual awards paid to Mr. Sigrist under the Management Bonus Plan for fiscal 2007 based on the achievement of the performance goals set forth above:

Named Executive Officer	2007 Eligible Earned Base Salary ($)	2007 Target Percentage of Base Salary (%)	Potential Award Range as Percentage of Base Salary (%)	2007 Actual Award ($)	2007 Actual Award as Percentage of Base Salary (%)
Joseph A. Sigrist (1)	173,250	60	10 to 250	104,418	60

(1)	Mr. Sigrist also received a discretionary bonus of $47,854, which was approved by the Compensation Committee in February 2007 as a result of Mr. Sigrist successfully leading the effort in the reorganization and operational improvement of Polycom’s network systems division in 2006. This amount is not reflected in the tables above.

For fiscal 2008, Mr. Sigrist will not participate in the Management Bonus Plan as he has been designated as a participant in the Performance Bonus Plan.

Difficulty in Achieving Performance Targets under the Bonus Plans.    In setting the performance goals for the named executive officers under both the Performance Bonus Plan and Management Bonus Plan, the Compensation Committee assessed the anticipated difficulty and relevant importance to the success of Polycom of achieving the performance goals. Achievement of the performance goals is measured against targets set forth in Polycom’s annual operating plan, which is developed by management and approved by the Board of Directors after significant review and discussion.

The Board of Directors intends for Polycom to achieve the goals and objectives set forth in the annual operating plan. However, the annual operating plan is designed to encourage the growth and development of Polycom and therefore is intentionally challenging and expected to be achieved by management and Polycom as a whole only with significant effort and skill. As the performance goals and target levels set by the Compensation Committee are based on Polycom’s annual operating plan, the difficulty in achieving the performance goals at the target levels reflects the inherent difficulty in achieving the goals and objectives set forth in the annual operating plan.

At the time the performance goals and target levels were set for the executive officers, the Compensation Committee believed that the target levels would be difficult to achieve and that maximum payouts were unlikely to be achieved. Achievement of a maximum payout would require substantial efforts by the executive officer and very high levels of company performance that historically have not been attained. For example, in each of fiscal years 2005, 2006 and 2007, the Compensation Committee set similarly challenging goals that would be difficult to achieve, with a maximum payout under the Performance Bonus Plan and Management Bonus Plan of 250% of a named executive officer’s target bonus amount. However, in each of fiscal 2005, 2006 and 2007, Polycom’s named executive officers received payouts of cash incentive compensation ranging from approximately 0% to 48%, 79% to 128% and 74% to 101%, respectively, of the named executive officers’ target bonus amounts.

Long-Term, Equity-Based Incentive Awards

The goal of Polycom’s long-term equity-based incentive program is to better align the interests of executive officers with Polycom’s stockholders. The Compensation Committee determines the size of long-term, equity-based incentives based on each executive’s position within Polycom and seeks to set a level that will create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, the number and value of unvested equity awards already held by each individual and comparable awards made to individuals in similar positions with the Peer Companies (or, for fiscal 2008, the Fiscal 2008 Peer Companies). The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

In reviewing and analyzing the awards made to similarly situated individuals at the Peer Companies (or, for fiscal 2008, the Fiscal 2008 Peer Companies), the Compensation Committee, with the assistance of its compensation consultant, compared:

•	The number of shares subject to awards granted to an individual in a given role or position;

•

The value of the grant using a Black-Scholes valuation for equity awards for each role or position as compared to the value of the grants at the Peer Companies for each role or position, using a value that is consistent with FASB Statement No. 123(R) (“FAS 123(R)”);

•

The number of shares granted as a percent of the Company’s total shares outstanding for each role or position compared to the number of shares granted as a percent of the Peer Companies’ total common shares outstanding for each role or position; and

•	The individual’s vested and unvested equity positions.

On a total Company basis, when appropriate, the Compensation Committee also analyzes:

•	The number of shares used by a company during the year with respect to new equity awards (i.e., burn rates);

•	The number of shares subject to outstanding equity awards relative to the total number of shares issued and outstanding (i.e., issued equity overhang); and

•	The number of shares subject to outstanding equity awards and available for future grants relative to the total number of shares issued and outstanding (i.e., total equity overhang).

We believe these comparisons provide important additional context for comparing the competitive level of our equity based compensation practices versus the market.

Equity Award Practices

Equity-based awards are granted to our employees, including executive officers, under Polycom’s 2004 Equity Incentive Plan, which was amended during fiscal 2007 to address certain potential tax consequences under Section 409A of the Code. All equity awards are approved by the Compensation Committee on the grant date, and all option grants have a per share exercise price equal to the fair market value of Polycom’s common stock on the grant date. The Compensation Committee has not delegated authority to grant stock options and other equity awards under Polycom’s 2004 Equity Incentive Plan; therefore, the authority to grant equity awards currently resides solely with the Compensation Committee.

The Compensation Committee historically has not had, and does not intend to establish, any program, plan or practice of timing the grant of equity awards to its executive officers in coordination with the release of material non-public information that is likely to result in either an increase or decrease in the price of Polycom common stock. In addition, to the extent Polycom’s stock price immediately increases following the grant of equity awards, recipients will not realize the full value of such increase given that equity awards typically vest over a three- or four-year period.

Stock Awards

In fiscal 2005, the Compensation Committee reevaluated its equity program. Based on a number of factors, including trends regarding grant sizes, trends regarding employee stock purchase plan design, trends regarding alternatives with respect to outstanding underwater options, and FAS 123(R), the Compensation Committee determined that it was in the best interests of Polycom and its stockholders to grant a combination of stock options and performance shares to director-level employees and above on a going-forward basis. Further, in February 2008, the Compensation Committee decided to award primarily performance shares to director-level employees and above.

2007 Equity Awards

During fiscal 2007, the Compensation Committee continued granting a combination of stock options and performance shares under Polycom’s 2004 Equity Incentive Plan to director-level employees and above. In determining the number of shares to be subject to stock option and performance share grants, the Compensation Committee considered the value of unvested awards held by the named executive officers and determined that such value was low. As a result and after also considering the value of similar grants made to similarly situated individuals at the Peer Companies, the Compensation Committee determined that option and performance share grants should be large enough to increase Polycom’s retention power over the named executive officers.

In making such awards, the Compensation Committee considered the relevant market data provided by Radford and the grant recommendations of the Company’s Chief Executive Officer. In making such recommendations, our Chief Executive Officer took into account internal equity considerations to ensure that our compensation program would be internally consistent and equitable, while remaining competitive.

For fiscal 2007, the options granted to each named executive officer were granted with a per share exercise price equal to the fair market value of Polycom common stock on the grant date and vest over a four-year period. Each named executive officer also received an award for a target number of performance shares. We refer to these awards as our standard performance share awards. The number of performance shares that actually would become eligible to vest (if any) depended upon achievement of the fiscal 2007 performance goals, and ranged from 0% to 250% of the target number of performance shares. If such goals were achieved, the awards would vest on each of the second and third anniversaries of the date the performance share award was granted. The fiscal 2007 performance goals set by the Compensation Committee were (i) revenue and non-GAAP net income for Mr. Hagerty and Mr. Kourey, and (ii) revenue and non-GAAP operating income for the other named executive officers. The performance goals were measured against the achievement of the corresponding target amount in Polycom’s 2007 annual operating plan. These comparisons yielded an achievement percentage for each of the applicable performance goals, which were then further compared to a pre-determined matrix that yielded a specific percentage of each named executive officer’s target number of performance shares.

Further, in fiscal 2007 Messrs. Hagerty, Kourey and Bhalla also received an additional performance share award subject to three successive, one-year performance periods beginning on January 1, 2007 and continuing through 2009. We refer to these awards as our revenue growth performance share awards. During each performance period, a pro-rata portion of these performance shares may become eligible to vest based on the achievement of annual revenue growth targets during the applicable period. If the performance criteria are not met in a particular period, the portion of the performance shares allocated to such period will be allocated to the next period, if any, and become eligible to vest if the performance criteria are met on a cumulative basis in such subsequent period. The Compensation Committee awarded these revenue growth performance share awards to Messrs. Hagerty, Kourey and Bhalla primarily for retention because the outstanding equity grants held by Messrs. Hagerty, Kourey and Bhalla at the time of the award were largely vested and in-the-money.

The value at the time of grant of all option awards and target performance share awards granted to the named executive officers in 2007, and the resulting position of such awards as compared to the 75th percentile range of the Peer Companies, was as follows. As shown, the overall equity awards granted to Messrs. Bhalla, Kourey and Phillips by the Compensation Committee were above the 75th percentile range, largely in recognition of both the individuals’ and Polycom’s strong performance in fiscal 2006, as well as due to the additional retention value attributable to the revenue growth performance shares granted in the case of Messrs. Bhalla and Kourey.

Named Executive Officer	2007 Options Granted (#)	2007 Standard Performance Shares— Target Award (#) (1)	2007 Revenue Growth Performance Shares— Target Award (#) (2)	Total Target Value ($) (3)	Low End of Range ($)	High End of Range ($)	Position in Range
Robert C. Hagerty	154,000	50,000	25,000	4,261,552	2,556,538	4,320,550	Within
Michael R. Kourey	30,000	22,500	20,000	1,783,718	679,308	1,148,030	Above
Sunil K. Bhalla	30,000	22,500	20,000	1,783,718	548,769	927,420	Above
David R. Phillips	30,000	15,000	—	843,493	407,692	689,000	Above
Joseph A. Sigrist	30,000	15,000	—	843,493	548,769	927,420	Within
James E. Ellett (4)	30,000	15,000	—	843,493	548,769	927,420	Within

(1)	With respect to these standard performance share awards, the actual number of shares awarded to the named executive officers was based upon the results of the Company’s performance in the performance period from January 1, 2007 to December 31, 2007, as measured against the pre-established performance goals. In the case of Mr. Hagerty and Mr. Kourey, actual achievement of the performance goals was attained at approximately 98% of target, resulting in actual share awards to each of them of 49,050 and 22,072 shares, respectively; in the case of Messrs. Bhalla, Sigrist, and Phillips, actual achievement of the performance goals was attained at approximately 94% of target, resulting in actual share awards to each of them of 21,240, 14,160, and 14,160 shares, respectively.
(2)	With respect to these revenue growth performance share awards, the Company exceeded the revenue growth target for 2007, resulting in actual achievement of the performance goals at 100% with respect to one-third of the overall target grant to Messrs. Hagerty, Kourey and Bhalla, or 8,333, 6,666 and 6,666 shares respectively, with two additional one-year performance periods remaining under such grants.
(3)	On February 21, 2007, the date that the Compensation Committee approved the 2007 equity awards, the Black-Scholes value of the options granted to the named executive officers was $11.02 per share, which was used to calculate the value of the options, and the fair market value (or closing trading price) of the Company’s common stock on NASDAQ was $34.19, which was used to calculate the value of the performance shares.
(4)	Mr. Ellett’s employment with Polycom was terminated in January 2008, prior to the vesting date of the performance shares and options, which were accordingly cancelled.

At the end of the fiscal 2007 performance period, Messrs. Hagerty and Sigrist had received actual equity awards (including both stock options and performance shares) that were within the market 75th percentile range. The other named executive officers’ actual equity awards exceeded the market 75th percentile range because the underlying target equity grants were already above the market 75th percentile range and the Company’s actual performance against the pre-established performance goals was attained near the 100% performance level.

2008 Equity Awards

During fiscal 2007, the Compensation Committee, with the assistance of Radford, reviewed the changes to its equity program implemented during fiscal 2005 and fiscal 2006 and the competitive position of the outstanding equity positions held by Polycom’s named executive officers. With the exception of Mr. Hagerty and Mr. Kourey, Radford concluded that Polycom’s retention objectives were being served because a significant portion of the equity held by Polycom’s executive officers was unvested and in-the-money. Consequently, for fiscal 2008, the Compensation Committee determined that it was appropriate to grant solely performance shares to executive officers as follows:

Named Executive Officer	2008 Target Performance Share Award (#)	2008 Target Performance Share Award Value ($)		Low End of Range ($)	High End of Range ($)	Position in Range
Robert C. Hagerty	50,000	1,164,000	(1)	1,927,077	3,256,760	Below
Michael R. Kourey	20,000	471,800	(2)	546,615	923,780	Below
Sunil K. Bhalla	20,000	471,800	(2)	372,692	629,850	Within
David R. Phillips	20,000	471,800	(2)	447,231	755,820	Within
Joseph A. Sigrist	20,000	471,800	(2)	372,692	629,850	Within

(1)	On February 6, 2008, the date that the Board approved Mr. Hagerty’s performance share award, the fair market value (or closing trading price) of the Company’s common stock on NASDAQ was $23.28, which was used to calculate the value of Mr. Hagerty’s performance shares.
(2)	On February 5, 2008, the date that the Compensation Committee approved the named executive officers’ performance share awards, the fair market value (or closing trading price) of the Company’s common stock on NASDAQ was $23.59, which was used to calculate the value of their performance shares.

For fiscal 2008, the Compensation Committee chose the same performance goals and matrix relative to the 2008 annual operating plan for each named executive officer. The number of performance shares in which the recipient will ultimately be entitled to vest will depend upon achievement of the performance goals over the performance period of January 1, 2008 through December 31, 2008, and will range from 0% to 250% of the target number of performance shares. If such goals are achieved, the awards will vest on each of the first, second and third anniversaries of the date the performance share award was granted. Although below the market range, the Compensation Committee determined that the number of performance shares to be granted to Mr. Hagerty and Mr. Kourey was appropriate after taking into consideration internal equity considerations and the size of equity awards granted to other named executive officers. Although a key objective of our compensation philosophy is to provide a competitive compensation program, the Compensation Committee also seeks to ensure that our compensation program is internally consistent and equitable. In determining the size of the award to Mr. Hagerty, the Compensation Committee also considered the fact that the Company was smaller in revenue size (or scope) than the median revenue size of the Fiscal 2008 Peer Companies.

Difficulty in Achieving Performance Targets under the Performance Share Awards

As discussed above, the Compensation Committee sets performance goals and target levels based on the goals and objectives set forth in Polycom’s annual operating plan. The annual operating plan is designed to encourage the growth and development of Polycom and is therefore intentionally challenging and expected to be achieved only with significant effort and skill. At the time the performance goals and target levels were set for the performance share awards granted to the named executive officers, the Compensation Committee believed that the target levels would be difficult to achieve and were unlikely to be achieved at the maximum level. Achievement of a maximum payout would require substantial efforts by the executive officer and very high levels of company performance that historically have not been attained. For example, in each of fiscal years 2006 and 2007 (which are the first two years in which the Compensation Committee awarded performance shares), the Compensation Committee set similarly challenging goals that would be difficult to achieve, with the maximum number of performance shares to be potentially earned upon achievement of performance goals set at 250% of the target number of performance shares awarded to the named executive officer. However, the actual performance shares earned upon achievement of the performance goals for fiscal 2006 and fiscal 2007 represented approximately 128% and 98%, respectively, of the target number of shares for Mr. Hagerty and Mr. Kourey and approximately 113% and 94%, respectively, of the target number of shares with respect to the other named executive officers.

In the case of the revenue growth performance share grants made to Messrs. Hagerty, Kourey and Bhalla in 2007 that become eligible to vest based on the achievement of an annual revenue growth target during each of the three applicable performance periods, the Compensation Committee considered such performance targets to be achievable, but appropriate for retention purposes. In setting such revenue growth target for each of three successive years, the Compensation Committee considered the historical performance of the Company in terms of annual revenue growth, which has been largely variable. As an example, over the past five years from 2002 to 2007, the Company’s actual year-over-year revenue growth percentage exceeded the revenue growth target set forth in the performance share awards in three of those five years and did not meet the revenue growth target in two of those five years.

Termination and Change of Control Arrangements

One of the objectives of our compensation philosophy is to offer a total compensation program that takes into consideration the other compensation practices of our Peer Companies, including termination and change of control arrangements. Polycom has entered into a severance agreement with Mr. Hagerty, and change of control severance agreements with certain of Polycom’s senior executive officers, including Messrs. Hagerty, Kourey, Bhalla, Sigrist, and Phillips. The severance agreement and change of control severance agreements generally provide for the payment of compensation if an executive’s employment is terminated under certain conditions in the event of a change of control, including a termination without cause or for good reason following a change of control of Polycom or, in Mr. Hagerty’s case under his severance agreement, at any time in the case of his involuntary termination of employment other than for cause, death or disability, or his voluntary termination of employment for good reason. During fiscal 2007, the Compensation Committee approved amendments to these agreements solely to address certain tax consequences under Section 409A, which we expect to be entered into between the Company and the applicable executive officers in fiscal 2008. These agreements are described in more detail in “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements” on page 42.

The various termination and change of control arrangements between Polycom and our executive officers are designed to meet the following objectives:

Arrangement	Objectives
Severance Agreement with Mr. Hagerty	The purpose of the severance agreement is to encourage Mr. Hagerty to remain with Polycom and to provide Mr. Hagerty with enhanced financial security in recognition of his past and future service with Polycom. We believe that providing such benefits is competitive relative to the severance protection provided to similarly situated individuals at the Peer Companies (or for fiscal 2008, the Fiscal 2008 Peer Companies) and appropriate given that Mr. Hagerty is bound by non-solicitation and non-competition provisions for one year and two years, respectively, following termination of employment.

Arrangement	Objectives
Change of Control Severance Agreements	It is expected that Polycom from time to time will consider the possibility of an acquisition by another company or other change of control. Polycom recognizes that such consideration can be a distraction to executive officers and can cause executive officers to consider alternative employment opportunities. Polycom believes that it is imperative to provide such individuals with severance benefits upon their termination of employment following a change of control to (i) secure their continued dedication and objectivity, notwithstanding the possibility, threat or occurrence of a change of control, (ii) provide such individuals with an incentive to continue employment and motivate them to maximize the value of Polycom upon a change of control for the benefit of its stockholders, and (iii) provide such individuals with enhanced financial security.

Other Arrangements	Certain executive officers reporting under Section 16 of the Exchange Act, including Messrs. Hagerty, Kourey, Bhalla, Ellett, and Sigrist, are entitled to a twelve-month post-termination exercise period with respect to certain stock options in the event of (i) the involuntary termination of their employment without cause, (ii) the voluntary termination of their employment for good reason, or (iii) their retirement. The Compensation Committee believes that these arrangements are appropriate to help retain and motivate the executives and consistent with prevailing market practice. See “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements” for more detail on these arrangements.

We believe the terms and payout levels of our termination and change of control arrangements are consistent with current market practices and competitively necessary to attract and retain qualified executives. However, to ensure that the severance and change of control agreements continue to remain consistent with our compensation philosophy and current market practices, in November 2007, the Compensation Committee and Radford reviewed the agreements relative to the severance and change of control protection provided by its Peer Companies. After this review of the economic and other terms and conditions of these agreements, including that (i) Radford concluded that the agreements were still market competitive, and (ii) each of the change of control severance agreements have a “double trigger”—that is, the change of control must occur and then the executive officer must subsequently be terminated or resign for good reason within a specified time period following the change of control—in order for an executive officer to receive any payment, the Compensation Committee concluded that no changes were warranted to such agreements at the time other than the Section 409A amendments.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

In fiscal 2007, named executive officers were eligible to participate in Polycom’s employee stock purchase plan and the health and welfare programs that are generally available to other Company employees, including medical, dental, vision, life, short-term and long-term disability, employee assistance, flexible spending, and accidental death & dismemberment. In addition, Polycom reimbursed executive officers for the cost of tax preparation and advisory services, subject to a maximum of $10,000 for our Chief Executive Officer and Chief Financial Officer and $5,000 for all other executive officers.

Polycom also maintains a tax-qualified Polycom, Inc. 401(k) Plan (the “401(k) Plan”), which is broadly available to Polycom’s general employee population. Under the 401(k) Plan, all Company employees are eligible to receive matching contributions from Polycom. The matching contribution for the 2007 401(k) Plan year was 50% of the first 6% of compensation contributed by employees to the 401(k) Plan, up to a maximum per participating employee of $1,500. Beginning in fiscal year 2008, the Compensation Committee approved an increase of the Polycom 401(k) employer match to $2,000. Polycom does not provide defined benefit pension plans or defined contribution retirement plans to its executive officers or other employees other than: (i) the 401(k) Plan or (ii) as required in certain countries other than the United States for legal or competitive reasons.

The 401(k) Plan and other generally available benefit programs allow Polycom to remain competitive, and Polycom believes that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages.

Relocation Expenses for David R. Phillips

On February 5, 2008, the Compensation Committee approved an additional relocation package, in an amount of up to $300,000, for Mr. Phillips to move his family from their current home in Austin, Texas, to a location near Polycom’s corporate headquarters in Pleasanton, California. In approving the package, the Compensation Committee considered, and received input from Radford with respect to, the appropriateness of the amount of the executive relocation package, as well as considered other factors such as the benefit to the Company and its sales operations in having Mr. Phillips relocate his home in closer proximity to corporate headquarters and to the other members of the Company’s executive team. Pursuant to the terms of the relocation package, Mr. Phillips will receive the following: (1) home sale assistance from the Company’s third party relocation service; (2) compensation for loss on the sale of Mr. Phillips’ current home; (3) temporary housing accommodations in California for Mr. Phillips and his family; (4) shipment of household goods; (5) storage of household goods; and (6) tax gross up amounts.

Accounting and Tax Considerations

Polycom generally takes into consideration the accounting and tax effect of each component of compensation when establishing the compensation programs, practices and packages offered to Polycom’s executive officers and aims to keep the compensation expense associated with such programs, practices and packages within reasonable levels and an established budget.

Compliance with Section 162(m) of the Internal Revenue Code

Under Section 162(m), Polycom generally receives a federal income tax deduction for compensation paid to our Chief Executive Officer and our three other most highly compensated named executive officers (other than our Chief Executive Officer and our Chief Financial Officer) only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Polycom’s 2004 Equity Incentive Plan was designed to permit our Committee to grant options and other equity compensation awards that are “performance-based” and thus fully tax-deductible.

The cash compensation paid to our Chief Executive Officer and our three other most highly compensated named executive officers for fiscal 2007 (other than our Chief Executive Officer and our Chief Financial Officer) was fully deductible because it qualified as performance-based compensation under Section 162(m) or otherwise was less than one million dollars per officer. For example, certain bonuses paid to the named executive officers were paid pursuant to the stockholder-approved Performance Bonus Plan that is intended to qualify under Section 162(m). Also, all of the stock options and performance shares granted to the named executive officers in 2007 are intended to qualify as performance-based compensation. We may from time to time pay compensation to our executive officers that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions and/or the executive officer’s performance. However, Polycom structures a significant portion of the compensation paid to Polycom’s Chief Executive Officer and the three other most highly compensated named executive officers (other than our Chief Executive Officer and our Chief Financial Officer) as performance-based compensation. Therefore, Polycom currently expects that any bonuses paid outside of the Performance Bonus Plan will be fully deductible or result in the loss of a tax deduction that is not material in amount.

Section 409A of the Internal Revenue Code

Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although Polycom does not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. Consequently, to assist in avoiding additional tax under Section 409A, Polycom has amended the severance arrangements described above and structured its equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, Polycom began accounting for stock-based awards in accordance with the requirements of FAS 123(R). Given the requirements of FAS 123(R), the Compensation Committee determined that it was in the best interests of Polycom and its stockholders to grant a combination of stock options and performance shares to director-level employees and above on a going-forward basis. With respect to the annual February 2008 equity grant awards, the Compensation Committee awarded primarily performance shares to director-level employees and above.

Compensation Committee Report

The Compensation Committee oversees Polycom’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

David G. DeWalt (Chair)
Betsy S. Atkins
Durk I. Jager

2007 Summary Compensation Table

The following table presents information concerning the compensation of the named executive officers for the fiscal year ended December 31, 2007.

Name and Principal Position (1)	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert C. Hagerty	2007	575,000	—	1,391,016	1,435,859	564,075	11,500	3,977,450
Chief Executive Officer and President	2006	516,667	—	455,042	1,140,693	662,884	11,485	2,786,771
Michael R. Kourey	2007	399,700	—	793,058	424,759	274,474	11,500	1,903,491
Senior Vice President, Finance and Administration and Chief Financial Officer	2006	378,200	—	273,025	512,844	339,662	11,500	1,515,231
Sunil K. Bhalla	2007	364,967	—	744,393	400,425	162,045	1,500	1,673,330
Senior Vice President and General Manager, Voice Communications	2006	340,267	—	240,466	451,230	229,171	1,500	1,262,634
David R. Phillips	2007	341,000	—	175,385	638,671	173,296	866	1,329,218
Senior Vice President, Worldwide Sales	2006	—	—	—	—	—	—	—
Joseph A. Sigrist	2007	341,000	—	376,359	459,376	194,651	1,500	1,372,886
Senior Vice President and General Manager, Video Solutions	2006	247,500	47,854	149,767	353,913	116,820	1,500	917,354
James E. Ellett	2007	369,240	—	364,138	354,058	224,535	706,447	2,018,418
Senior Vice President	2006	360,213	—	160,311	411,027	252,222	1,500	1,185,273

(1)	Mr. Ellett ceased to be an executive officer in August 2007, and Mr. Phillips became an executive officer in June 2006.
(2)	Reflects discretionary bonus awarded to Mr. Sigrist for fiscal 2006 performance, although such amounts were paid in fiscal 2007.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2006 and 2007, in accordance with FAS 123(R), and thus may include amounts for awards granted in and prior to 2007 and 2006, respectively. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 29, 2008. These amounts do not correspond to the actual value that will be recognized by the named executive officers.
(4)	For 2007, reflects awards under the Performance Bonus Plan (except for Mr. Sigrist for the third and fourth quarters of 2007, which reflects awards under the Management Bonus Plan). For 2006, reflects (i) amounts under the Performance Bonus Plan for Mr. Hagerty, Mr. Kourey, Mr. Bhalla and Mr. Ellett, and (ii) amounts under the Management Bonus Plan for Mr. Sigrist.
(5)	For 2007, reflects (i) 401(k) matching contributions of $1,500 for each named executive officer (except for Mr. Phillips who received $866 in matching contributions), (ii) reimbursement by the Company of tax preparation services of $10,000 for Mr. Hagerty and Mr. Kourey, respectively, and (iii) severance payments of $694,990 in the aggregate paid to Mr. Ellett in January 2008 for the following: (i) initial supplemental payment of $83,069, (ii) severance payment of $569,750, (iii) reimbursement for 8 months of COBRA coverage in the amount of $14,293, (iv) lump sum payment of $27,878 for target quarterly incentive bonus payment and (v) retention of Mr. Ellett’s Polycom-issued cell phone, PDA and laptop computer. An additional lump sum payment of $141,639 paid as severance to Mr. Ellett in lieu of his annual bonus payment is reflected in the “Non-Equity Incentive Plan Compensation” column. Mr. Ellett was also reimbursed for legal fees of $9,957. For 2006, reflects (i) 401(k) matching contributions by the Company of $1,500 for each executive officer (except for Mr. Phillips) and (ii) reimbursement by the Company of tax preparation services of $9,985 and $10,000 for Mr. Hagerty and Mr. Kourey, respectively.

Grants of Plan-Based Awards in 2007

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2007 under any plan.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (5)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
R. Hagerty	—		575,000	1,437,500	—	—	—	—	—
	02/21/07	(2)	—	—	50,000	125,000	—	—	1,709,500
	02/21/07	(3)	—	—	25,000	25,000	—	—	854,750
	02/21/07		—	—	—	—	154,000	34.19	1,697,302
M. Kourey	—		279,790	699,475	—	—	—	—	—
	02/21/07	(2)	—	—	22,500	56,250	—	—	769,275
	02/21/07	(3)	—	—	20,000	20,000	—	—	683,800
	02/21/07		—	—	—	—	30,000	34.19	330,643
S. Bhalla	—		218,980	547,451	—	—	—	—	—
	02/21/07	(2)	—	—	22,500	56,250	—	—	769,275
	02/21/07	(3)	—	—	20,000	20,000	—	—	683,800
	02/21/07		—	—	—	—	30,000	34.19	330,643
D. Phillips	—		204,600	511,500	—	—	—	—	—
	02/21/07	(2)	—	—	15,000	37,500	—	—	512,850
	02/21/07		—	—	—	—	30,000	34.19	330,643
J. Sigrist	—		204,600	511,500	—	—	—	—	—
	02/21/07	(2)	—	—	15,000	37,500	—	—	512,850
	02/21/07		—	—	—	—	30,000	34.19	330,643
J. Ellett	—		221,544	553,860	—	—	—	—	—
	02/21/07	(2)	—	—	15,000	37,500	—	—	512,850
	02/21/07		—	—	—	—	30,000	34.19	330,643

(1)	Reflects target and maximum target bonus amounts for fiscal 2007 performance under the Performance Bonus Plan and/or Management Bonus Plan, as described in “Compensation Discussion and Analysis—Total Cash Compensation—Variable Cash Incentive Awards.” There is no threshold payout amount. The actual bonus amounts were determined by the Compensation Committee in February 2008 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “2007 Summary Compensation Table.”
(2)	Reflects target and maximum number of standard performance share awards for fiscal 2007 performance granted under the 2004 Equity Incentive Plan, as described in “Compensation Discussion and Analysis—Long Term, Equity-Based Incentive Awards.” There is no threshold payout amount. See “Outstanding Equity Awards at 2007 Fiscal Year-End” and “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements” for a further description of certain terms, including vesting schedules, relating to these awards. The actual number of shares was determined by the Compensation Committee in February 2008, and the named executive officers received the following performance shares:

Name	Number of Performance Shares
Robert C. Hagerty	49,050
Michael R. Kourey	22,072
Sunil K. Bhalla	21,240
David R. Phillips	14,160
Joseph A. Sigrist	14,160
James E. Ellett	—

(3)	Reflects target and maximum number of the revenue growth performance share awards granted in fiscal 2007 under the 2004 Equity Incentive Plan, as described in “Compensation Discussion and Analysis—Long Term, Equity-Based Incentive Awards.” There is no threshold payout amount. See “Outstanding Equity Awards at 2007 Fiscal Year-End” and “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements” for a further description of certain terms, including vesting schedules, relating to these awards. The actual number of shares for one-third of the overall target grant was determined by the Compensation Committee in February 2008, and certain named executive officers received the following performance shares:

Name	Number of Performance Shares
Robert C. Hagerty	8,333
Michael R. Kourey	6,666
Sunil K. Bhalla	6,666

(4)	Reflects options granted under the 2004 Equity Incentive Plan. See “Outstanding Equity Awards at 2007 Fiscal Year-End” and “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements” for a further description of certain terms, including vesting schedules, relating to these awards.
(5)	Reflects the grant date fair value of each target equity award computed in accordance with FAS 123(R). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 29, 2008. These amounts do not correspond to the actual value that will be realized by the named executive officers.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table presents information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of the end of fiscal 2007.

	Option Awards					Stock Awards
	Grant Date (1)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Name		Exercisable	Unexercisable
R. Hagerty	07/23/99	395,302	—	17.47	07/22/09
	07/23/99	4,698	—	17.47	07/22/09
	05/17/01	241,490	—	23.50	05/16/08
	07/31/03	139,412	—	16.70	07/30/10
	07/31/03	5,988	—	16.70	07/30/10
	08/11/04	4,694	939	17.75	08/10/11
	08/11/04	161,972	32,395	17.75	08/10/11
	08/02/05	116,666	83,334	16.80	08/02/12
	02/21/07	—	154,000	34.19	02/21/14
	—	—	—	—	—	138,200	3,839,196

M. Kourey	09/11/00	3,990	—	50.13	09/10/10
	09/11/00	46,010	—	50.13	09/10/10
	05/17/01	4,255	—	23.50	05/16/08
	05/17/01	220,745	—	23.50	05/16/08
	07/10/02	7,142	—	10.10	07/09/09
	07/31/03	5,988	—	16.70	07/30/10
	07/31/03	94,012	—	16.70	07/30/10

	Option Awards						Stock Awards
	Grant Date (1)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Name			Exercisable	Unexercisable
M. Kourey	08/11/04		4,694	939	17.75	08/10/11
(continued)	08/11/04		66,139	13,228	17.75	08/10/11
	08/02/05		46,666	33,334	16.80	08/02/12
	02/21/07		—	30,000	34.19	02/21/14
	—		—	—	—	—	80,562	2,238,012

S. Bhalla	02/14/00		11,688	—	34.20	02/13/10
	02/14/00		138,312	—	34.20	02/13/10
	07/25/00	(4)	50,000	—	48.50	07/24/10
	05/17/01	(5)	10,000	—	23.50	05/16/08
	07/31/03		5,988	—	16.70	07/30/10
	07/31/03		14,325	—	16.70	07/30/10
	08/11/04		4,694	939	17.75	08/10/11
	08/11/04		23,639	10,728	17.75	08/10/11
	08/02/05		26,666	33,334	16.80	08/02/12
	02/21/07		—	30,000	34.19	02/21/14
	—		—	—	—	—	75,140	2,087,389

D. Phillips	06/30/06		15,625	93,750	21.92	06/30/13
	02/21/07		—	30,000	34.19	02/21/14
	—		—	—	—	—	14,160	393,365

J. Sigrist	04/03/06		10,000	70,000	21.05	04/03/13
	02/21/07		—	30,000	34.19	02/21/14
	—		—	—	—	—	36,760	1,021,193

J. Ellett	08/11/04		7,292	6,034	17.75	08/10/11
	08/11/04		—	5,633	17.75	08/10/11
	08/02/05		5,000	25,000	16.80	08/02/12
	02/21/07		—	30,000	34.19	02/21/14
	—		—	—	—	—	22,600	627,828

(1)

Reflects options granted under the 2004 Equity Incentive Plan and 1996 Stock Incentive Plan. Unless otherwise indicated below, all options granted to named executive officers vest over a four-year period, at a rate of 25% upon the first anniversary of the date of grant and then at a rate of 1/48th per month thereafter.

(2)	Reflects performance share awards under the 2004 Equity Incentive Plan, as described in “Compensation Discussion and Analysis—Long Term, Equity-Based Incentive Awards.” Amounts shown for stock awards outstanding at the end of fiscal 2007 include the actual award amounts after the fiscal year 2007 performance period, as determined by the Compensation Committee in February 2008, for standard performance shares and revenue growth performance shares granted in fiscal 2007, as well as the remaining two-thirds target amount for the revenue growth performance shares granted in fiscal 2007. All standard performance share awards granted to named executive officers vest over a three-year period, at a rate of 50% upon the second anniversary of the date of grant and then 50% upon the third anniversary of the date of grant. All revenue growth performance share awards granted to named executive officers are subject to three successive, one-year performance periods beginning on January 1, 2007 and continuing through 2009. During each performance period, a pro-rata portion of these performance shares may become eligible to vest based on the achievement of annual revenue growth targets during the applicable period. If the performance criteria are not met in a particular period, the portion of the performance shares allocated to such period will be allocated to the next period, if any, and become eligible to vest if the performance criteria are met on a cumulative basis in such subsequent period.

(3)	Market value of shares or units of stock that have not vested is computed by multiplying (i) $27.78, the closing price on the NASDAQ Global Select Market of Polycom common stock on December 31, 2007, the last business day of fiscal 2007, by (ii) the number of shares or units of stock.
(4)	This option vested over a four year period, at a rate of 25% upon February 14, 2001 and then at a rate of 1/48th per month thereafter.
(5)	This option vested in full on May 1, 2002.

2007 Option Exercises and Stock Vested

The following table presents information concerning each exercise of stock options during fiscal 2007 for each of the named executive officers. No shares were acquired upon vesting of stock awards during fiscal 2007 for any of the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Robert C. Hagerty	266,110	5,751,026
Michael R. Kourey	102,400	2,208,976
Sunil K. Bhalla	95,000	982,718
David R. Phillips	40,625	449,788
Joseph A. Sigrist	40,000	499,199
James E. Ellett	59,167	1,091,492

(1)	Reflects the difference between the market price of Polycom common stock at the time of exercise on the exercise date and the exercise price of the option.

Potential Payments Upon Termination or Change of Control

Termination or Change of Control Arrangements

2004 Equity Incentive Plan

Certain equity awards, including options to purchase shares of Polycom common stock, performance shares and restricted stock, held by the named executive officers and Polycom’s non-employee directors were granted under the 2004 Equity Incentive Plan. In the event of a change in control of Polycom, the successor corporation must assume the award, substitute an equivalent award, convert the award into an award to purchase the consideration received by the stockholders of Polycom or cancel the award after payment to the holder of the fair market value of the shares subject to the award, less the exercise price (if any). If there is no assumption, substitution, conversion or payment, such award will become fully vested and exercisable prior to the change in control.

In the event that the officer is terminated by Polycom for any reason other than cause or if such officer terminates for good reason within the 12 months following a change in control, each such officer’s awards will become fully vested and exercisable. In the event that a non-employee director is not asked to be a member of the board of directors of the successor corporation following a change in control, each such director’s awards will become fully vested and exercisable.

1996 Stock Incentive Plan

Certain options to purchase shares of Polycom common stock held by the named executive officers and Polycom’s non-employee directors were granted under the 1996 Stock Incentive Plan. In the event that Polycom is acquired by merger or asset sale, the vesting of each outstanding option that is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares will immediately vest. In connection with a change in control of Polycom other than by merger or asset sale, the plan administrator will have the discretionary authority to provide for automatic acceleration of vesting of outstanding options, with such acceleration of vesting to occur either at the time of such change in control or upon the subsequent termination of the individual’s service. Any options accelerated upon termination within the designated period following the change in control remain exercisable for up to one year following the transaction.

In addition, the shares subject to each automatic option grant to non-employee directors immediately vest in full upon an acquisition of Polycom by merger or asset sale, the successful completion of a tender offer for more than 50% of Polycom’s outstanding voting stock, or a change in the majority of the Board effected through one or more proxy contests for Board membership.

Severance Agreement between Polycom and Robert C. Hagerty

In July 2003, Polycom entered into a Severance Agreement with Robert C. Hagerty, Polycom’s Chairman of the Board, President and Chief Executive Officer. In the event of Mr. Hagerty’s involuntary termination of employment other than for cause, death or disability, or his voluntary termination of employment for good reason, Mr. Hagerty will receive:

•	Severance pay equal to his annual base salary and target bonus for a period of two years;

•

One year in which to exercise certain outstanding stock option grants and any stock options granted after the effective date of the Severance Agreement (to the extent exercisable on the date of termination); and

•

Continued coverage of employee benefits for up to one year from the date of termination or until he begins receiving comparable benefits from another employer, but only if Mr. Hagerty elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

However, if Mr. Hagerty’s termination of employment would qualify him for payments and benefits under his Change of Control Severance Agreement, Mr. Hagerty will not receive any benefits under this Severance Agreement. Instead, Mr. Hagerty will receive the payments and benefits to which he is entitled under his Change of Control Severance Agreement. See “Change of Control Severance Agreements” below.

In November 2007, the Compensation Committee approved certain amendments to the Severance Agreement. The amendments are intended to address certain potential tax consequences under Section 409A. The key Section 409A amendments include:

•	Requiring a six-month delay in payment of severance benefits in the event Mr. Hagerty is a “specified employee” (within the meaning of Section 409A) at the time of termination; and

•	Restructuring the provision of continued health, dental and vision coverage under the Severance Agreement as a reimbursement

The Section 409A amendments were not intended to materially increase the benefits payable under the Severance Agreement. We expect Mr. Hagerty to execute his amended Severance Agreement in fiscal 2008.

Change of Control Severance Agreements

In March 2001, the Board of Directors authorized Polycom to enter into Change of Control Severance Agreements with certain of Polycom’s senior executive officers in an effort to ensure the continued service of Polycom’s key executives in the event of a future change of control event. In May 2006, the Board of Directors approved certain clarifying amendments to the Change of Control Severance Agreements. The amendments were intended to clarify and provide that all equity awards that may be granted to covered executive officers under the

2004 Equity Incentive Plan are treated equally, and thus vest in full, upon certain terminations following a change of control, as well as to address certain tax consequences under Section 409A of the Internal Revenue Code.

Under the terms of the Change of Control Severance Agreements, each senior executive officer is obligated to remain with Polycom for six months following a Change of Control, subject to certain limitations. If, within twelve (12) months of a Change of Control (or within twenty-four months of a Change of Control for Mr. Hagerty and Mr. Kourey), an executive officer who is a party to one of these agreements is involuntarily terminated other than for cause or voluntarily terminates his or her employment for good reason, he or she will receive:

•	A lump-sum payment equal to 100% of annual base salary and target bonus (for Mr. Hagerty and Mr. Kourey, the payment is equal to 200% of annual base salary and target bonus);

•

Continued coverage of employee benefits until the earlier of one year from the date of termination (for Mr. Hagerty and Mr. Kourey, coverage of such benefits extends until twenty-four (24) months from termination) or when he or she begins receiving comparable benefits from another employer;

•	Full vesting of, and the immediate right to exercise, such executive officer’s stock options;

•

Full vesting of performance shares subject to such executive officer’s performance share awards, if any, and the payment of such vested performance shares as soon as practicable following such executive officer’s date of termination; and

•

Full vesting of, and the immediate right to exercise, any other outstanding awards that may be issued under the Polycom’s stock plans in addition to stock options and performance shares, as well as the lapsing of any restrictions on such awards and the determination that all performance goals or other vesting criteria related to such awards have been achieved at target levels and that all other terms and conditions of such awards have been satisfied.

If such executive officer’s employment is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Polycom’s then-existing severance or benefit plans or pursuant to any other written agreement.

For Mr. Hagerty and Mr. Kourey, if the benefits provided under the agreement constitute parachute payments under Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such officers shall receive:

•	A payment sufficient to pay such excise tax; and

•	An additional payment sufficient to pay the taxes arising as a result of such tax.

In November 2007, the Compensation Committee approved certain amendments to the Change of Control Severance Agreements that were previously approved by the Board of Directors. The amendments are intended to address certain potential tax consequences under Section 409A. The key Section 409A amendments include:

•

Revisions to the current language requiring a six-month delay in payment of severance benefits in the event the individual is a “specified employee” (within the meaning of Section 409A) at the time of termination;

•

Restructuring the provision of continued health, dental, vision, long-term disability and life insurance coverage as a reimbursement to be paid to an individual six months and one day following such individual’s termination in the event the individual is a “specified employee” (within the meaning of Section 409A), after which time the Company-paid continuation coverage amount shall be paid directly to the applicable insurer and/or administrator for 18 additional months, in the case of the chief executive officer and chief financial officer, and for six additional months, in the case of the other officers; and

•	Requiring 280G gross-up payments to be paid within 30 days following the accountant’s determination.

The Section 409A amendments were not intended to materially increase the benefits payable. We expect the executive officers to execute these amended Change of Control Severance Agreements in fiscal 2008.

Post-Termination Exercise Arrangements between Polycom and its Senior Executive Officers

In July 2003, the Compensation Committee of the Board of Directors approved for Polycom’s senior executive officers reporting under Section 16 of the Exchange Act, that in the event of (i) the involuntary termination of their employment without cause, (ii) the voluntary termination of their employment for good reason, or (iii) their retirement, such officers would have a twelve-month period in which to exercise stock options that are outstanding on the date of termination (to the extent exercisable on the date of termination.)

In the event of such officers’ involuntary termination without cause or voluntary termination for good reason, this twelve-month exercise period applies to:

•

Stock options outstanding as of the date of approval of this arrangement by the Compensation Committee which also have exercise prices above the fair market value of Polycom’s common stock on that date; and

•	Stock options granted on or after the date of approval of this arrangement by the Compensation Committee.

In the event of such officers’ retirement, this twelve-month exercise period applies only to stock options granted on or after the date of approval of this arrangement by the Compensation Committee.

Definitions of “Change of Control” and “Good Reason”

As defined in the Change of Control Severance Agreements, a “Change of Control” means:

•	The acquisition by any person of 50% or more of the total voting power of Polycom’s then outstanding voting securities;

•

A change in the composition of the Board of Directors during any two-year period, such that a majority consists of persons who are not either directors who were in office when the agreement was entered into or whose nominations were approved by a majority of the directors who were in office at the time of such nomination;

•

The consummation of a merger or consolidation involving Polycom where the outstanding securities of Polycom immediately prior to the merger or consolidation no longer represent at least 50% of the voting power of the surviving entity immediately after such merger or consolidation; or

•	The consummation of the sale or disposition of all or substantially all of Polycom’s assets.

With respect to the 1996 Stock Incentive Plan and 2004 Equity Incentive Plan, “good reason” generally means without the employee’s written consent:

•	The employee being assigned by the Company to duties that are substantially inconsistent with the employee being a senior executive of the Company;

•	The Employee’s principal work location being moved more than 35 miles;

•	The Company reducing the employee’s base salary by more than 10% (unless the base salaries of substantially all other senior executives of the Company are similarly reduced); or

•

The Company reducing the kind or level of benefits (not including base salary, target bonus or equity compensation) for which the employee is eligible (unless the level of benefits available to substantially all other senior executives of the Company is similarly reduced).

With respect to the Severance Agreement between the Company and Mr. Hagerty and the Change of Control Severance Agreements between the Company and certain of its senior executive officers, “good reason” means without the employee’s written consent

•

A material reduction of the employee’s duties, authority or responsibilities, relative to the employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to the employee of such reduced duties, authority or responsibilities;

•	A substantial reduction of the facilities and perquisites (including office space and location) available to the employee immediately prior to such reduction;

•	A reduction by the Company in the base compensation of the employee as in effect immediately prior to such reduction;

•

a material reduction by the Company in the kind or level of benefits to which the employee was entitled immediately prior to such reduction with the result that such employee’s overall benefits package is significantly reduced; or

•	The relocation of the employee to a facility or a location more than thirty-five (35) miles from such employee’s then present location.

In addition, for purposes of the Change of Control Severance Agreements only, (i) a material reduction in the employee’s title, relative to the employee’s title as in effect immediately prior to such reduction, or the assignment to the employee of such reduced title, will constitute good reason, and (ii) a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not by itself constitute grounds for a voluntary termination for good reason.

Agreement with James E. Ellett

James E. Ellett ceased to be an executive officer in August 2007. On October 11, 2007, Polycom entered into a Retention Agreement (the “Retention Agreement”) with Mr. Ellett. In January 2008, Polycom entered into a Supplemental Release with Mr. Ellett (the “Ellett Agreement”), which superseded and replaced in its entirety the Retention Agreement. Pursuant to the terms of the Ellett Agreement, Mr. Ellett’s employment with Polycom terminated on January 9, 2008, and Mr. Ellett agreed to non-competition provisions for a period of one year following the termination of his employment and non-solicitation provisions for a period of eighteen months following the termination of his employment. As consideration for Mr. Ellett’s execution and non-revocation of the legal release of claims set forth in the Ellett Agreement and for the non-competition and non-solicitation provisions described above, Mr. Ellett received the following from Polycom: (1) an initial supplemental payment of $83,069, less applicable withholdings; (2) a severance payment in the amount of $569,750, less applicable withholdings; (3) reimbursement of a lump sum amount equal to COBRA insurance premiums for a period of eight months, which is valued at $14,293; (4) a lump sum amount equal to $27,878, less applicable withholdings, which equals Mr. Ellett’s target quarterly incentive bonus payment; (5) a lump sum amount equal to $141,639, less applicable withholdings, in lieu of Mr. Ellett’s 2007 annual bonus payment; and (6) retention of Mr. Ellett’s Polycom-issued mobile phone, assigned telephone number, PDA and laptop computer. In addition, Polycom has also reimbursed Mr. Ellett for legal fees of $9,957.

Estimated Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2007 (December 31, 2007), and the price per share of Polycom’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($27.78). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon:
		Involuntary Termination Other Than For Cause		Voluntary Termination for Good Reason
Name	Type of Benefit (3)	Prior to Change in Control ($) (1)	Within 12 (or 24) Months of Change in Control ($) (2)	Prior to Change in Control ($) (1)	Within 12 (or 24) Months of Change in Control ($) (2)
Robert C. Hagerty	Cash Severance Payments	2,300,000	2,300,000	2,300,000	2,300,000
	Vesting Acceleration (4)	—	5,088,543	—	5,088,543
	Continued Coverage of Employee Benefits (5)	14,306	28,612	14,306	28,612
	Tax Gross-up (6)	—	2,198,375	—	2,198,375

	Total Termination Benefits:	2,314,306	9,615,530	2,314,306	9,615,530

Michael R. Kourey	Cash Severance Payments	—	1,385,160	—	1,385,160
	Vesting Acceleration (4)	—	2,746,115	—	2,746,115
	Continued Coverage of Employee Benefits (5)	—	37,004	—	37,004
	Tax Gross-up (6)	—	—	—	—

	Total Termination Benefits:	—	4,168,279	—	4,168,279

Sunil K. Bhalla	Cash Severance Payments	—	595,200	—	595,200
	Vesting Acceleration (4)	—	2,570,417	—	2,570,417
	Continued Coverage of Employee Benefits (5)	—	18,502	—	18,502

	Total Termination Benefits:	—	3,184,119	—	3,184,119

David R. Phillips	Cash Severance Payments	—	554,400	—	554,400
	Vesting Acceleration (4)	—	942,740	—	942,740
	Continued Coverage of Employee Benefits (5)	—	18,455	—	18,455

	Total Termination Benefits:	—	1,515,595	—	1,515,595

Joseph A. Sigrist	Cash Severance Payments	—	554,400	—	554,400
	Vesting Acceleration (4)	—	1,492,293	—	1,492,293
	Continued Coverage of Employee Benefits (5)	—	18,455	—	18,455

	Total Termination Benefits:	—	2,065,148	—	2,065,148

James E. Ellett	Cash Severance Payments	—	594,720	—	594,720
	Vesting Acceleration (4)	—	1,019,348	—	1,019,348
	Continued Coverage of Employee Benefits (5)	—	18,455	—	18,455

	Total Termination Benefits:	—	1,632,523	—	1,632,523

(1)	Reflects the terms of the Severance Agreement between Polycom and Mr. Hagerty described above; however, does not reflect a dollar value associated with any extension of Mr. Hagerty’s post-termination exercise period for equity awards as described above.

(2)	Reflects the terms of the 2004 Equity Incentive Plan, 1996 Stock Incentive Plan and Change of Control Severance Agreements described above. Does not reflect any dollar value associated with the Post-Termination Exercise Arrangements between Polycom and its senior executive officers, or the Agreement with James E. Ellett, described above. Executive officers are obligated to remain with the Company for six months following the change of control, subject to certain limitations. For Mr. Hagerty and Mr. Kourey, the triggering termination may occur within 24 months of the change of control.
(3)	Reflects the terms of the (i) Severance Agreement between the Company and Mr. Hagerty and (ii) the Change of Control Severance Agreements between the Company and the executive officer.
(4)	Reflects the aggregate market value of unvested option grants with exercise prices less than or equal to $27.78 (“in-the- money options”) and performance share awards, including the actual performance share awards earned for fiscal 2007 performance but determined in February 2008. For unvested in-the-money option grants, aggregate market value is computed by multiplying (i) the number of shares underlying unvested in-the-money options at December 31, 2007 by (ii) the difference between $27.78 and the exercise price of such in-the-money options. Does not reflect any dollar value associated with the acceleration of options with exercise prices in excess of $27.78. For performance share awards, aggregate market value is computed by multiplying (i) the number of unvested shares at December 31, 2007 by (ii) $27.78.
(5)	Assumes continued coverage of employee benefits at the amounts paid by Polycom for fiscal 2007 for health, dental, vision, long-term disability and life insurance coverage.
(6)	Assuming that the triggering event took place on the last business day of fiscal 2007 (December 31, 2007), and the price per share of Polycom’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($27.78), we do not believe that Mr. Kourey would have received an amount of benefits that would have constituted parachute payments under Section 280G of the Internal Revenue Code subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. As a result, Mr. Kourey would not have received any payment to pay such excise tax or any additional payments to pay taxes arising as a result of such tax.

Compensation of Directors

Compensation for Fiscal 2007

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2007 Board service. Mr. Hagerty and Mr. Kourey, who are our employees, do not receive additional compensation for their services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)	Option Awards ($) (1)(3)	Total ($)
Betsy S. Atkins	80,000	311,900	16,420	408,320
John Seely Brown (4)	41,250	77,975	16,420	135,645
David G. DeWalt	72,500	311,900	116,965	501,365
Durk I. Jager	70,000	311,900	17,278	399,178
John A. Kelley, Jr.	75,000	311,900	16,420	403,320
D. Scott Mercer	16,250	45,728	—	61,978
Stanley J. Meresman.	32,500	—	16,420	48,920
William A. Owens	97,500	311,900	124,487	533,887
Kevin T. Parker	82,500	311,900	110,533	504,933
Thomas G. Stemberg.	30,000	—	16,420	46,420

(1)	Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2007, in accordance with FAS 123(R), and thus may include amounts from awards granted in and prior to 2007. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 29, 2008. These amounts do not correspond to the actual value that will be recognized by the directors.

(2)	In fiscal 2007, other than Messrs. Meresman and Stemberg, who both retired from the Board of Directors in May 2007, and Mr. Mercer who joined the Board of Directors in November 2007, each of our non-employee directors received the following award of restricted stock:

Grant Date	Number of Shares	Grant Date Fair Value
May 30, 2007	10,000	311,900

Upon joining the Board of Directors in November 2007, Mr. Mercer received the following restricted stock award:

Grant Date	Number of Shares	Grant Date Fair Value
November 7, 2007	5,833	$155,391

(3)	As of December 31, 2007, the aggregate number of shares underlying stock awards and options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Stock Awards Outstanding	Aggregate Number of Shares Underlying Options Outstanding
Betsy S. Atkins	5,000	—
John Seely Brown	—	50,000
David G. DeWalt	5,000	85,000
Durk I. Jager	5,000	160,000
John A. Kelley, Jr.	5,000	160,000
Stanley J. Meresman	—	—
D. Scott Mercer	5,000	—
William A. Owens	5,000	85,000
Kevin T. Parker	5,000	32,084
Thomas G. Stemberg	—	25,575

(4)	Mr. Brown retired from the Board of Directors in September 2007.

Standard Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our board of directors. The Corporate Governance and Nominating Committee of the Board of Directors conducts an annual review of director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board of Directors. In reviewing director compensation, the Corporate Governance and Nominating Committee takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by compensation consulting firms and the specific duties and committee responsibilities of particular directors. In addition, the Compensation Committee may make recommendations or approve changes in director compensation in connection with the Compensation Committee’s administration and oversight of our 2004 Equity Incentive Plan. Any change in director compensation is approved by the Board of Directors.

Cash Compensation

Non-employee directors receive annual cash fees for service on the board of directors and its various committees. The following table provides information regarding the amount of annual cash fees paid in fiscal 2007 and payable in fiscal 2008.

Position	Fiscal 2007 Fees ($)		Fiscal 2008 Fees ($)
Member of the Board of Directors	45,000		45,000
Lead Independent Director	30,000		30,000
Audit Committee:
Chairman	35,000		35,000
Member	20,000		20,000
Compensation Committee:
Chairman	25,000		25,000
Member	15,000		15,000
Corporate Governance and Nominating Committee:
Chairman	20,000		20,000
Member	10,000		10,000
Strategy Committee:
Chairman	20,000	(1)	—	(1)
Member	10,000	(1)	—	(1)

(1)	In June 2007, the Board adjusted the compensation of the Strategy Committee from an annual cash retainer to a per meeting fee of $1,000 to be paid for each in-person or telephonic meeting of the Strategy Committee.

Equity Compensation

Our non-employee directors will receive a grant of 10,000 shares of restricted stock on the date of each annual meeting of stockholders, provided that the non-employee director is re-elected at the annual meeting, which shares will vest in four equal quarterly installments over one year. In addition, upon joining the Board of Directors, a non-employee director will receive a pro rata portion of the annual 10,000 share restricted stock grant, to be prorated based upon the number of months to be served by such director until our next Annual Meeting of Stockholders, which shares will vest in accordance with the same vesting schedule as the annual director grants. These equity awards will be granted pursuant to our 2004 Equity Incentive Plan.

See “Potential Payments Upon Termination or Change In Control—2004 Equity Incentive Plan” and “Potential Payments Upon Termination or Change In Control—1996 Stock Incentive Plan” above for a description of potential acceleration of non-employee directors’ equity awards upon a change in control of Polycom.

Director Stock Ownership Guidelines

In November 2007, upon the recommendation of the Corporate Governance and Nominating Committee, the Board implemented stock ownership guidelines for Polycom’s non-employee directors. Pursuant to such guidelines, each non-employee director will be required to hold Polycom stock in an amount equal to three times the amount of the annual cash Board retainer of $45,000, or $135,000, with a timeline of five years for each non-employee director to meet such ownership guidelines or, as appropriate, five years from the date that a new non-employee director is appointed to the Board.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or Committee meetings and for participating in Board-related activities paid or reimbursed by Polycom.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Polycom’s equity compensation plans as of December 31, 2007.

	(a)		(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders (1)	13,203,098	(2)	$24.32	(3)	9,393,143	(4)
Equity compensation plans not approved by security holders	70,814	(5)	$16.84		0
Total	13,273,912				9,393,143

(1)	Includes 186,913 shares available to be issued upon exercise of outstanding options with a weighted-average exercise price of $23.31 related to equity compensation plans assumed in connection with previous business mergers and acquisitions.
(2)	Includes 1,067,608 shares that may be issued under performance share awards at December 31, 2007. In February 2008, the Compensation Committee determined actual share amounts for the 2007 performance share awards based on fiscal year 2007 performance, resulting in 71,206 fewer performance shares outstanding in the aggregate from the target performance share award amount reflected in the table, or an adjusted total of 996,402 performance shares outstanding as of December 31, 2007.
(3)	Excludes 1,067,608 shares that may be issued under performance share awards as such awards are issuable for no consideration.
(4)	Includes 4,217,572 shares available for future issuance under the Employee Stock Purchase Plan.
(5)	Corresponds to Polycom’s 2001 Nonstatutory Stock Option Plan, which was not subject to stockholder approval. In 2001, the Board of Directors reserved 750,000 shares of Common Stock under the 2001 Nonstatutory Stock Option Plan for issuance of nonqualified stock options to employees of acquired companies and foreign-based employees ineligible for incentive stock options. Under the terms of the 2001 Nonstatutory Stock Option Plan, options were granted at prices not lower than fair market value at date of grant as determined by the Board of Directors. Generally, options granted under the 2001 Nonstatutory Stock Option Plan expire seven years from the date of grant and are only exercisable upon vesting. Options granted under the 2001 Nonstatutory Stock Option Plan generally vest over a four-year period at the rate of one-fourth of the shares subject to the option vesting at the end of one year from the date of grant and 1/48th vesting each month thereafter. Upon cessation of service to Polycom, the optionee will generally have a limited period of time in which to exercise his or her outstanding options that are vested at that time; however, in the event of an optionee’s death or disability, the optionee or designated beneficiary will generally have 12 months to exercise vested outstanding options. In the event that Polycom is acquired by merger or asset sale, the vesting of each outstanding option under the 2001 Nonstatutory Stock Option Plan that is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares will immediately vest. The Board of Directors terminated the 2001 Nonstatutory Stock Option Plan in February 2005, and no further options will be granted thereunder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with our Code of Business Conduct and Ethics and the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board of Directors. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of the Company;

•	Any person known to be the beneficial owner of five percent or more of the Company’s common stock (a “5% Stockholder”); and

•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, Polycom’s directors, executive officers and any persons holding more than 10% of the Polycom’s common stock are required to report initial ownership of the Polycom common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and Polycom is required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely upon the copies of Section 16(a) reports that Polycom received from such persons for their 2007 fiscal year transactions, and the written representations received from certain of such persons that no reports were required to be filed for them for the 2007 fiscal year, Polycom is aware of no late Section 16(a) filings.

OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of Polycom’s common stock, as of March 31, 2008, for the following:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our common stock;

•	each of our non-employee directors;

•	each of our executive officers named in the Summary Compensation Table of this proxy statement; and

•	all directors and current executive officers of Polycom as a group.

5% Stockholders, Directors and Officers (1)	Shares Beneficially Owned (2)	Percentage Beneficially Owned (2)
5% Stockholders:
BlackRock, Inc. (3)	4,538,797	5.19%
Barclays Global Investors, NA (4)	4,643,707	5.31%
Capital Group International, Inc. (5)	6,187,640	7.08%
FMR LLC (6)	5,817,431	6.65%
Mazama Capital Management, Inc. (7)	11,993,953	13.71%

Non-Employee Directors:
Betsy S. Atkins	7,500	*
David G. DeWalt (8)	62,426	*
Durk I. Jager (9)	177,861	*
John A. Kelley, Jr. (10)	167,777	*
D. Scott Mercer	5,833	*
William A. Owens (11)	62,426	*
Kevin T. Parker (12)	24,777	*

Named Executive Officers:
Robert C. Hagerty (13)	1,316,793	1.49%
Michael R. Kourey (14)	468,587	*
Sunil K. Bhalla (15)	311,400	*
David Phillips (16)	38,538	*
Joseph A. Sigrist (17)	31,875	*
James E. Ellett	—	*

All directors and current executive officers as a group: (15 persons) (18)	2,806,178	3.12%

*	Represents less than 1% of the total.
(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Polycom, Inc., 4750 Willow Road, Pleasanton, California 94588.
(2)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 31, 2008, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 87,455,151 shares of common stock outstanding on March 31, 2008.
(3)	Includes shares held by the following investment advisors which are subsidiaries of BlackRock, Inc: (i) BlackRock Advisors LLC, (ii) BlackRock Capital Management, Inc., (iii) BlackRock Financial

Management, Inc., (iv) BlackRock Investment Management LLC, (v) BlackRock (Channel Islands) Ltd., (vi) BlackRock Pension Limited, and (vii) BlackRock Investment Management UK Ltd. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 8, 2008.

(4)	Includes (i) 2,256,063 shares beneficially owned by Barclays Global Investors, NA, (ii) 2,385,878 shares beneficially owned by Barclays Global Fund Advisors, and (iii) 1,766 shares beneficially owned by Barclays Global Investors, Ltd. The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105, and the address of Barclays Global Investors, LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 6, 2008.
(5)	Includes 4,125,740 shares beneficially owned by Capital Guardian Trust Company, a bank as defined in Section 3(a)(6) of the Act. The address of Capital Group International, Inc. and Capital Guardian Trust Company is11100 Santa Monica Blvd, Los Angeles, CA 90025. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on January 10, 2008.
(6)	Includes (i) 3,756,700 shares beneficially owned by Fidelity Management and Research Company, (ii) 284,045 shares beneficially owned by Pyramis Global Advisors, LLC, (iii) 1,463,286 shares beneficially owned by Pyramis Global Advisors Trust Company, and (iv) 313,400 shares beneficially owned by Fidelity International Limited. The address of FMR LLC and Fidelity Management and Research Company is 82 Devonshire Street, Boston, MA 02109, the address of Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company is 53 State Street, Boston MA 02109, and the address of Fidelity International Limited is 42 Crow Lane, Hamilton, Bermuda. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2008.
(7)	The address of Mazama Capital Management, Inc. is One Southwest Columbia Street, Suite 1500, Portland, OR 97258. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 8, 2008.
(8)	Includes 55,000 shares subject to options that are exercisable within 60 days of March 31, 2008.
(9)	Includes 160,000 shares subject to options that are exercisable within 60 days of March 31, 2008.
(10)	Includes 160,000 shares subject to options that are exercisable within 60 days of March 31, 2008.
(11)	Includes 55,000 shares subject to options that are exercisable within 60 days of March 31, 2008.
(12)	Includes 17,084 shares subject to options that are exercisable within 60 days of March 31, 2008.
(13)	Includes 1,160,015 shares subject to options that are exercisable within 60 days of March 31, 2008.
(14)	Includes 413,704 shares subject to options that are exercisable within 60 days of March 31, 2008.
(15)	Includes 310,313 shares subject to options that are exercisable within 60 days of March 31, 2008.
(16)	Includes 37,500 shares subject to options that are exercisable within 60 days of March 31, 2008.
(17)	Includes 31,875 shares subject to options that are exercisable within 60 days of March 31, 2008.
(18)	Includes 2,504,930 shares subject to options that are exercisable within 60 days of March 31, 2008.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the integrity of Polycom’s financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

The management of Polycom is responsible for establishing and maintaining internal controls and for preparing Polycom’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with Polycom management and with PricewaterhouseCoopers LLP, Polycom’s independent registered public accounting firm;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61;

•

Discussed with Polycom management, Polycom Internal Audit, and PricewaterhouseCoopers LLP the evaluation of Polycom’s internal controls and the audit of the effectiveness of Polycom’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; and

•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, and has discussed PricewaterhouseCoopers LLP’s independence with them.

Based upon these discussions and review, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Polycom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the United States Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Kevin T. Parker (Chair)

John A. Kelley, Jr.

D. Scott Mercer

William A. Owens

OTHER MATTERS

Polycom knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the 2008 Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Pleasanton, California

April 24, 2008

POLYCOM

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 26, 2008.

Vote by Internet

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A

Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

For

Withhold

01 - Robert C. Hagerty

04 - David G. DeWalt

07 - D. Scott Mercer

For

Withhold

02 - Michael R. Kourey

05 - John A. Kelley, Jr.

08 - William A. Owens

For

Withhold

03 - Betsy S. Atkins

06 - Kevin J. Kennedy

09 - Kevin T. Parker

2. To ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

For

Against

Abstain

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

B

Non-Voting Items

Change of Address — Please print new address below.

C

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be dated, signed by the stockholder(s) exactly as his or her name(s) appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

POLYCOM

Proxy — Polycom, Inc.

ANNUAL MEETING OF STOCKHOLDERS, MAY 27, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POLYCOM, INC.

PROXY - The undersigned stockholder of Polycom, Inc., a Delaware corporation, hereby acknowledges receipt of the 2007 Annual Report to Stockholders and the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April 24, 2008, for the Annual Meeting of Stockholders of Polycom, Inc. to be held on May 27, 2008 at 10:00 a.m., local time, at Polycom, Inc.’s headquarters facilities and, revoking all prior proxies, hereby appoints Robert C. Hagerty and Michael R. Kourey, and each of them, as proxies and attorneys-in-fact, each with full power of substitution, and to represent and to vote, as designated on the reverse side, all shares of common stock and any interest in the special voting stock of Polycom, Inc. held of record by the undersigned on April 4, 2008 at the Annual Meeting to be held on May 27, 2008, or any postponement or adjournment thereof.

The Board of Directors recommends a vote FOR the election of the director nominees listed on the reverse side and FOR proposal 2.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND FOR THE PROPOSAL IN ITEM 2.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.